Exhibit 10.17

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

UNIT PURCHASE AGREEMENT

BY AND AMONG

LIQUID FIRE HOLDINGS, LLC

LIQUID FIRE INTERMEDIATE HOLDINGS, LLC

AND

SERVICEMAX, INC.

DATED AS OF MAY 26, 2021

i

ii

[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	—	R&W Insurance Policy
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
H	—	Equity Commitment Letter

iii

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Liquid Fire Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Liquid Fire Holdings, LLC, a Delaware limited liability company (“Seller”), and ServiceMax, Inc., a Delaware corporation (“Buyer”). The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties”.

RECITALS:

WHEREAS, as of the date hereof, Seller owns the Units, representing 100% of the issued and outstanding membership interests of the Company;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Units;

WHEREAS, as a condition and material inducement to the willingness of Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of (a) the Persons set forth on Schedule 1.1(b) are entering into a form of [***] (each, a “Non-Competition Agreement”) in the form attached hereto as Exhibit F, and (b) the Persons set forth on Schedule 1.2 are entering into a form of Support and Restrictive Covenant Agreement (each, a “Non-Solicitation Agreement”) in the form attached hereto as Exhibit G; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company and the Seller to enter into the Agreement, Silver Lake Partners V, L.P. has delivered an Equity Commitment Letter to Buyer, dated as of the date hereof, in the form of Exhibit H (the “Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounting Principles” means the accounting principles, methodologies and policies used by the Company, in accordance with GAAP, in the preparation of the Latest Balance Sheet together with the accounting principles, methodologies and policies described on Exhibit A hereto; provided, that in the event of any conflict between any accounting principle, methodology or policy used in the preparation of the Latest Balance Sheet, on the one hand, and any accounting principle, procedure or methodology described on Exhibit A hereto, on the other hand, those on

Exhibit A shall govern. In addition, (i) the Example Statement of Net Working Capital will provide the form and format of the calculation of Net Working Capital, (ii) the Example Statement of Closing Date Indebtedness, will provide the form and format of the calculation of Closing Date Indebtedness and (iii) the Accounting Principles shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing.

“Acquisition Transaction” has the meaning set forth in Section 6.6.

“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Money Laundering Laws” means Laws relating to the prevention of money laundering applicable to any Group Company.

“Anti-Bribery Legislation” has the meaning set forth in Section 3.9(d).

“Business” means the business of the Group Companies as currently conducted and as proposed to be conducted, in each case, as of the date hereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California and Houston, Texas are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act, Pub. L. 116–13 and any similar or successor legislation, or executive order relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, Notice 2021-11, 2021-6 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020), and any subsequent law intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act 6.

“Cash and Cash Equivalents” means the sum of all cash and the fair market value (expressed in United States dollars) of cash equivalents (including marketable securities, checks and bank deposits) (other than Restricted Cash) of the Group Companies as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date, in each case, calculated in accordance with the Accounting Principles; provided that such amount shall be reduced on a dollar-for-dollar basis by the amount of any Taxes paid on the Closing Date before the Closing that would otherwise be included in Indebtedness. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of any Group Company and shall exclude Restricted Cash.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness as of immediately prior to the Closing; provided that Taxes included in Indebtedness shall be measured as of the close of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Intellectual Property Rights” has he meaning set forth in Section 3.12(a).

“Company’s Knowledge” means, as it relates to (x) the Company or any other Group Company, as of the applicable date, the knowledge after due inquiry of [***] and (y) the Seller, as of the applicable date, the knowledge after due inquiry of                [***].

“Company Material Adverse Effect” means an effect, change, result, occurrence, fact, condition, event, circumstance, development, omission or act that has had or would reasonably be expected to have, individually or together with one or more other effects, changes, results, occurrences, facts, conditions, events, circumstances, developments, omissions or acts, a material adverse effect (x) upon the ability of any Group Company or Seller to fulfill their respective obligations hereunder or to consummate the transactions contemplated by this Agreement and the Transaction Documents or (y) upon the condition (financial or otherwise), business, liabilities, assets or results of operations of the Group Companies, taken as a whole; provided, however, that for purposes of clause (y) only, none of the following shall be taken into account, either alone or in combination in determining whether a Company Material Adverse Effect has occurred unless, in the case of clauses (i) through (v) and (ix) below, such effect, change, result, occurrence, fact, condition, event, circumstance, development, omission or act, or group of any of the foregoing, taken as a whole, has an adverse and disproportionate effect on the Group Companies relative to other businesses operating in the industry in which the Business operates, in which case, any adverse effect, change, result, occurrence, fact, condition, event, circumstance, development, omission or act arising from or related to any of the foregoing shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP after the date hereof, (iv) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity after the date hereof, including any of the foregoing affecting the oil and gas industry, or any action required to be taken under any Law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, including the oil and gas industry and any substantial change in oil prices, (vi) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the Business and, to the extent principally relating to, the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), (other than for purposes of any representation or warranty contained in Section 3.5 and Section 4.3), (vii) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying reasons for such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) the taking of any action by any Group Company to the extent required by this Agreement, including the completion of the transactions contemplated hereby, other than in the covenants and agreements in Section 6.1, (ix) any epidemic, pandemic, or disease outbreak (including COVID-19) or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or (x) the matters set forth on Schedule 1.1(c) (it being understood that (a) the underlying facts giving rise or contributing to such matters may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition and (b) the mere occurrence of a matter set forth on Schedule 1.1(c) or a matter extending beyond a matter set forth on Schedule 1.1(c) shall not in and of itself be deemed to create an implication or inference that a Company Material Adverse Effect has occurred).

[***].

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Facilities” means the credit facilities established pursuant that certain Credit Agreement, dated as of December 11, 2018, among the Company, LiquidFrameworks, Inc., a Texas corporation, Webster Bank, National Association, a national banking association, as administrative agent and collateral agent for the several financial institutions and other lenders from time to time party thereto (collectively, the “Lenders”), and such Lenders, as amended, supplemented, or otherwise modified from time to time prior to the date hereof in accordance with the provisions thereof.

“Current Assets” means the Company’s and its Subsidiaries’ consolidated total current assets, as defined by and determined in accordance with the Accounting Principles, as set forth on the Example Statement of Net Working Capital, but excluding (a) cash and cash equivalents, (b) Seller Expenses and (c) all current income, franchise, margin or similar Tax assets and all deferred Tax assets.

“Current Liabilities” means the Company’s and its Subsidiaries’ consolidated total current liabilities (including all current and long-term deferred revenue and, for the avoidance of doubt, will not exclude any amounts included in Indebtedness related to deferred revenue), as defined by and determined in accordance with the Accounting Principles, as set forth on the Example Statement of Net Working Capital, but excluding (a) any Indebtedness; (b) Seller Expenses; (c) any current income, franchise, sales, margin or similar Tax liabilities and all deferred Tax liabilities; (d) any obligations for borrowed money between the Company and any wholly-owned Subsidiary of the Company or between any two wholly-owned Subsidiaries of the Company; and (e) any obligation under a capitalized or operating lease or other leases other than normal course accrued but unpaid lease obligations.

“Debt Payoff Letters” has the meaning set forth in Section 6.11.

“De-SPAC Transaction” means the completion of a merger or consolidation of Buyer (or an Affiliate thereof designated in writing by Buyer to Seller) with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are publicly traded in a public offering pursuant to an effective registration statement under the Securities Act.

“De-SPAC Transaction Documents” means the transaction documentation reasonably necessary to consummate the De-SPAC Transaction, including a business combination agreement, equity purchase agreement (or, in either case, similar definitive transaction agreement) and proxy/registration statement.

“Employee Benefit Plan” means any plan, program, arrangement, agreement or policy, whether or not subject to ERISA, that is: an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other health, welfare, pension, retirement, employee assistance, wellness, employment (including offer letters to the extent they provide for severance), individual independent contractor, profit-sharing, bonus, incentive, deferred compensation, commission, vacation, paid-time off, stock purchase, stock option, stock bonus, phantom equity, equity appreciation, profits interests, or other equity or equity-based incentive, retention, change in control, severance, termination pay, material fringe benefit, or other employee benefit plan, program or arrangement, agreement or policy that is maintained, sponsored or contributed to, or required to be contributed to, by any Group Company or any Affiliate for the benefit of, or that covers, any current or former employee, director, manager, officer, individual independent contractor or other individual service provider of any Group Company or for which any Group Company has any actual or contingent liability.

“Enterprise Value” means $145,000,000 (ONE HUNDRED FORTY FIVE MILLION UNITED STATES DOLLARS); provided that in the event that the Closing does not occur by 11:59 p.m. Eastern Time on September 30, 2021, the Enterprise Value shall increase as of 11:59 p.m. Eastern Time on each successive day following September 30, 2021 on which the Closing does not occur by $80,645.16 until the earlier of (x) November 1, 2021 or (y) the Closing Date; provided further that in no event shall the Enterprise Value exceed $147,500,000.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment or human health (in regards to exposure to Hazardous Materials), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Materials.

“Equity Commitment Letter” has the meaning set forth in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person treated at any relevant time as a single employer under Section 414 of the Code or Section 4001 of ERISA with any of the Group Companies.

“Escrow Account” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agent” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Escrow Amount” has the meaning set forth in Section 2.4(a)(i).

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account.

“Estimated Purchase Price” means the Company’s good faith estimate of the Purchase Price, which the Company shall calculate by using the Enterprise Value as of the Closing Date and the Company’s good faith reasonable estimates of the (i) Closing Date Indebtedness, (ii) amount of Cash and Cash Equivalents, (iii) amount of Unpaid Seller Expenses and (iv) the Net Working Capital Adjustment.

“Estimated Purchase Price Calculation” has the meaning set forth in Section 2.4(a).

“Example Statement of Closing Date Indebtedness” means the illustrative calculation of the Closing Date Indebtedness attached hereto as Exhibit B to this Agreement (which calculates the Closing Date Indebtedness as of the Latest Balance Sheet Date).

“Example Statement of Net Working Capital” means the illustrative calculation of Net Working Capital attached hereto as Exhibit B (which calculates Net Working Capital as of the Latest Balance Sheet Date).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Payroll Taxes” shall mean the employer’s share of any Taxes due under Section 3111(a) of the Code in the case of any current employee of any Group Company whose wages from any Group Company for the 2020 tax year exceeded $142,800.

“Financial Statements” has the meaning set forth in Section 3.4.

“Fraud” means actual and intentional common law fraud (not fraud based on recklessness or negligence) under Delaware law with specific intent to deceive solely based on a representation contained in this Agreement or a certificate described in Section 7.2(c) or Section 7.3(c) or any other Transaction Document.

“Fundamental Representations” has the meaning set forth in Section 7.2(a).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money (including under the Credit Facilities), or (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (v) amounts included in Net Working Capital as a Current Liability, (w) obligations under operating leases or capitalized or other leases, (x) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (y) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date) or (z) amounts included as Seller Expenses.

“GAAP” means United States generally accepted accounting principles.

“Global Trade Laws” means applicable Laws governing import and export controls and economic sanctions, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the United States Trading with the Enemy Act, the economic sanctions implemented by the Office of Foreign Assets Controls within the United States Department of the Treasury, and applicable laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1, and any regulations or orders issued thereunder.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) United States federal, state local, municipal, foreign or other government, (ii) governmental, quasi-governmental, regulatory, administrative authority, agency, division, instrumentality or commission (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iii) any judicial or arbitral body, arbitrator or mediator or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Tax authority or power of any nature or (iv) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and any other U.S. or foreign securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Materials” means any substance defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar intent or meaning, pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, (i) Funded Indebtedness, (ii) all obligations of the type referred to in the definition of “Funded Indebtedness” of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Subsidiary in respect of any other Subsidiary), (iii) any breakage costs payable upon termination on the Closing Date of, and any obligations of any Group Company under, any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (iv) all unpaid Taxes (separately calculated for each applicable taxing authority and each applicable Tax period (or portion thereof), with the applicable amount of Tax liabilities for each jurisdiction for each applicable Tax period not being an amount less than zero with respect to any of the Group Companies) that are income, franchise, margin or similar Taxes of the Group Companies in respect of jurisdictions in which a Group Company is currently filing (or has historically filed) Tax Returns or with respect to which a Group Company has established nexus after December 31, 2019, but before the Closing Date calculated (A) by taking into account any estimated Tax payments, (B) taking into account Transaction Tax Deductions that are at least “more likely than not” deductible in such Pre-Closing Tax Period and net operating losses and credits in lieu of Tax refunds or overpayments, in each case to the extent they actually reduce the Company’s cash Tax liability for such Pre-Closing Tax Period, (C) otherwise in accordance with past practice of the Group Companies to the extent consistent with applicable Law, and (D) in accordance with the principles of Section 6.12(f), (v) any Taxes deferred prior to the Closing pursuant to the CARES Act to the extent attributable to a Pre-Closing Tax Period, (vi) all obligations in respect of any unpaid severance or other termination-related payments for any termination that occurs on or prior to the Closing, unfunded deferred compensation, or 100% of accrued but unpaid bonuses (including, committed “spot” bonuses (or any other bonuses granted or awarded prior to the Closing, whether or not payable on or prior to the Closing), but excluding, for the avoidance of doubt, “spot” bonuses that are otherwise uncommitted as of the Closing (or have not been granted or awarded)) that are payable by any Group Company to any current or former employee, director, manager, officer, individual independent contractor or other individual service provider, including the employer portion of payroll Taxes arising from all such obligations (calculated without regard to the ability to defer such Taxes under the CARES Act), (vii) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of any Group Company (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), (viii) all obligations under any capitalized lease calculated in accordance with GAAP, other than the Lease Agreement, (ix) all obligations under performance bonds, banker acceptances or similar obligations to the extent drawn, and (x) all accrued and unpaid interest on, and applicable prepayment premiums, breakages costs, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligations. For the avoidance of doubt “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is (1) an obligation between the Company and any wholly-owned Subsidiary of the Company or between any two wholly-owned Subsidiaries of the Company (2) an obligation under any operating lease, (3) an undrawn letter of credit, (4) any deferred revenue obligation, (5) any amount included in Net Working Capital as a Current Liability, or (5) any severance or other termination related expenses arising as a result of any employment decisions of Buyer, including the employer portion of payroll Taxes arising from such obligations (calculated without regard to the ability to defer such Taxes under the CARES Act).

“Intellectual Property Rights” means all intellectual property rights throughout the world, including patents, copyrights, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, Internet domain names, social media accounts, moral rights, database rights, trade secrets, rights in Software (whether in source or object code), and know-how, in each case, to the extent protectable by applicable law.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Latest Balance Sheet Date” means April 30, 2021.

“Law” means any law (federal, national, state or local, whether foreign, multi-national, or domestic law, including common law), statute, ordinance, treaty, rule, regulation, judgment, injunction, approval, permit, requirement or other governmental restriction, order or decree of any Governmental Entity, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Lease Agreement” [***].

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), claim, option, right of first refusal, right of first offer, attachment, easement, covenant, charge or other right, restriction or encumbrance of any kind, including any collateral security arrangements, conditional or installment sales agreements or other restriction of any kind.

“Material Contracts” has the meaning set forth in Section 3.6(b).

“Material Lease” has the meaning set forth in Section 3.17.

“Material Permit” has the meaning set forth in Section 3.9.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means Current Assets minus Current Liabilities as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date, in each case, determined on a consolidated basis in accordance with the Accounting Principles.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds (i.e., is less negative than) the Target Net Working Capital High Value or (ii) the amount by which Net Working Capital is less than (i.e., more negative than) the Target Net Working Capital Low Value, in each case, if applicable.

“New Plans” has the meaning set forth in Section 6.9.

“Non-Competition Agreement” has the meaning set forth in the recitals hereto.

“Non-Solicitation Agreement” has the meaning set forth in the recitals hereto.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now approved by the Open Source Initiative, a California public benefit corporation, and listed at http://www.opensource.org/licenses or (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Order” means any order, decision, writ, injunction, decree, law, statute, or other ruling entered or issued by any Governmental Entity.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities which will be released on or prior to the Closing, (e) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not have a Company Material Adverse Effect, (g) nonexclusive licenses of Intellectual Property granted in the ordinary course of business, and (h) Liens described on Schedule 1.1(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any data or information used or usable, alone or in combination with other available information, to identify, contact, or locate a natural person and has the same meaning as the term “personal information” or the equivalent under applicable Privacy Laws, such as, without limitation, last name with first name or first initial, address, telephone number, email address, account information, Social Security Number, health plan beneficiary identification number, fingerprints and other biometric identifiers.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Privacy Laws” means all Laws that govern or relate to the (a) privacy, security, or confidentiality of any Personal Information or (b) collection, storage, use, Processing, disclosure and onward transfer of any Personal Information. Without limiting the generality of the foregoing, Privacy Laws include, as amended: the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq.; the General Data Protection Regulation 2016/679; the California Consumer Privacy Act; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. 7701-7713; all state Law equivalents of such Laws; implementing regulations or rulemaking concerning such Laws; and all Laws requiring notification of a Security Breach or other unauthorized access, use or disclosure of Personal Information.

“Proceeding” has the meaning set forth in Section 3.8.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaption or alteration, retrieval, consultation, use disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Unpaid Seller Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“R&W Insurance Policy” means that certain Buyer’s representations and warranties insurance policy substantially in the form of Exhibit D attached hereto.

“Required Information” means (i) the audited financial statements of the Group Companies for the fiscal years ended December 31, 2020 and December 31, 2019, in each case, prepared in accordance with American Institute of Certified Public Accountants Accounting and Valuation Guide standards and (ii) the unaudited financial statements of the Group Companies for each quarterly period in fiscal year 2021 that ends 45 days or more before the Closing Date (to be prepared in accordance with GAAP consistently applied).

“Restricted Cash” means (i) all cash, cash equivalents, marketable securities, commercial paper, certificates of deposit and any other bank deposits, treasury bills or short term investments held by any of the Group Companies which is not freely usable by the Group Companies because it is subject to restrictions, limitations on use, distribution or repatriation by contractual obligation, (ii) amounts held in escrow or otherwise held as deposits, security or collateral with third parties (including security deposits) or (iii) cash held in a bank, lock-box or other deposit account located in a jurisdiction outside of the United States.

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“Security Breach” means any cyber or security incident that has resulted in unauthorized destruction, loss, alteration, Processing, disclosure of, acquisition of, or access to Personal Information or Sensitive Information.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” means, without duplication, (i) the aggregate amount due and payable by the Group Companies as of the Closing for all fees, Taxes, charges, payments, costs, expenses and other obligations incurred by or on behalf of any of the Group Companies or by or on behalf of Seller (to the extent such amounts are a liability of, or to be paid by, any member of the Group Companies) in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement, the other Transaction Documents, and any alternative transaction contemplated by the Seller or the Group Companies, including (A) the fees and expenses of any Group Companies’ or the Seller’s respective legal counsel, bankers, financial advisors, accountants, consultants, advisors, agents, representatives and other third party professional or advisor, including any Sponsor Fees, incurred by any of the Group Companies or by or on behalf of Seller (to the extent such amounts are a liability of any Group Company), (B) any sale, severance, success, retention, change in control, transaction or similar bonus (including the full amount of the Transaction Bonuses) to be paid by a Group Company to any current or former employee, director, manager, officer, individual independent contractor or other individual service provider of any of the Group Companies that is or becomes payable solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (ii) any payroll Taxes associated with such payments (calculated without regard to the ability to defer such Taxes under the CARES Act and excluding any Excluded Payroll Taxes), (iii) [***] payable by the Group Companies in connection with the “tail” policy pursuant to Section 6.5(c), and (iv) any Sponsor Fees; provided, however, that “Seller Expenses” shall exclude (i) any amounts based upon or arising from any arrangements put in place by Buyer, or by any Group Company at the written request of Buyer, (ii) any severance-related expenses arising as a result of employment decisions of Buyer, (iii) any “double trigger” payments that are triggered by a termination of employment that occurs on or following the Closing at the direction of, or as a result of any acts or omissions by, the Buyer or its Affiliates, (iv) any fees, costs and expenses associated with the R&W Insurance Policy and (v) any Transfer Taxes.

“Schedules” means the disclosure schedules to this Agreement, dated as of the date hereof, delivered by the Company and Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Information” means (a) all Personal Information that is subject to Privacy Laws, and (b) material trade secrets.

“Software” means computer software, including object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (1) the value of all “liabilities of such Person” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay its debts and obligations in the ordinary course of business as they become due, (B) such Person (or group of Persons on a combined basis) will have adequate capital for the operation of the businesses following such date and (C) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Specified Party” has the meaning set forth in Section 9.1(a).

“Sponsor Fees” means any transaction, exit, expense reimbursement, monitoring, management, operation, success or other fees or amounts under any agreement (a “Sponsor Agreement”) with any financial investor in any Group Company, including Luminate, its Affiliates and any Affiliate of Seller.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” means all Software, databases, hardware, networks, electronics, platforms, servers, switches, and related information technology systems, services and equipment that are used, owned, purported to be owned by any of the Group Companies.

“Target Net Working Capital High Value” means [***].

“Target Net Working Capital Low Value” means [***].

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, escheat, unclaimed property, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind or any charge of any kind in the nature of taxes, and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” has the meaning set forth in Section 3.15(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“Top Customers” has the meaning set forth in Section 3.19(a).

“Top Suppliers” has the meaning set forth in Section 3.19(b).

“Transaction Bonuses” [***].

“Transaction Documents” [***].

“Transaction Tax Deductions” means any loss or deduction deductible (at least at a “more likely than not” level of comfort by any of the Group Companies, as determined by a “Big 4” accounting firm) in a Pre-Closing Tax Period resulting from (A) the payment of bonuses, change in control payments, severance payments, retention payments or similar payments made by any of the Group Companies on or prior to the Closing Date or included in the computation of the Net Working Capital or Closing Date Indebtedness; (B) the payment of fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any of the Group Companies with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement that were paid on or prior to the Closing Date or included in the computation of Closing Date Indebtedness or Net Working Capital; or (C) Seller Expenses (or amounts that would have been Seller Expenses if not paid on or prior to the Closing); provided that, in connection with the foregoing and the preparation of Tax Returns, Buyer shall cause the Group Companies to make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were paid by or on behalf of the Group Companies as an amount that did not facilitate the transactions contemplated under this Agreement and the calculation of Transaction Tax Deductions shall assume such election is timely and validly made and therefore treat 70% of such costs as deductible in the taxable year that includes the Closing Date for U.S. federal income tax purposes.

“Transfer Taxes” has the meaning set forth in Section 6.10.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Union” means any labor union or other employee representative body.

“Units” has the meaning set forth in Section 3.2(a).

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing; provided that “Unpaid Seller Expenses” shall exclude any amounts included in Net Working Capital as a Current Liability.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable law.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vii) the word “or” has the inclusive meaning represented by the phrase “and/or” and is disjunctive but not necessarily exclusive; (viii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Person include the successors and permitted assigns of that Person; (x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xi) the words “dollar” or “$” shall mean U.S. dollars; (xii) the word “threatened” or any variation thereof means “threatened in writing”; (xiii) the word “day” means calendar day unless Business Day is expressly specified; (xiv) any reference in this Agreement to “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice and (xv) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The phrase “made available”, “provided to” or similar phrases when used in reference to a document means that the document was made available for viewing in the Company’s electronic data room hosted by Data Site no later than 12:01am Eastern Time one (1) day prior to the date hereof.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, the Units free and clear of all Liens (other than Liens arising under applicable securities Laws).

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Eastern Time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions), (the date of Closing, the “Closing Date”), at the offices of Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, California, unless another time, date or place is agreed to in writing by Buyer and Seller; provided that notwithstanding the foregoing and anything to the contrary in this Agreement, in no event shall the Closing occur before the earlier of (x) November 1, 2021 and (y) [***] De-SPAC Transaction[***] or (ii) [***] De-SPAC Transaction [***] unless otherwise agreed to in writing by Buyer; provided, further, that Buyer may, in its sole discretion, elect for the Closing to occur prior to [***] if it provides at least two Business Days’ prior written notice thereof to Seller and the Company, in which case, the Closing shall occur on the date specified in such notice, which shall not be earlier than two Business Days after the date thereof, provided all conditions set forth in ARTICLE 7 are satisfied or waived on such date.

Section 2.3 Deliveries at the Closing.

(a) Deliveries by Buyer. At the Closing, Buyer shall pay the Estimated Purchase Price in accordance with the provisions set forth in Section 2.4.

(b) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer an instrument of transfer of the Units reasonably acceptable to Buyer.

(c) Other Deliveries. At the Closing, the closing certificates, the Transaction Documents and other documents required to be delivered pursuant to this Agreement with respect to the Closing pursuant to ARTICLE 7 will be executed and exchanged.

Section 2.4 Purchase Price.

(a) Estimated Purchase Price. No later than [***] prior to the Closing, Seller shall deliver to Buyer its good faith calculation of the Estimated Purchase Price (the “Estimated Purchase Price Calculation”). From and after the delivery of the Estimated Purchase Price, the Parties shall work in good faith to update the Estimated Purchase Price Calculation for changes thereto arising after the calculation thereof and prior to 11:59 PM Eastern Time on the date immediately preceding the Closing Date and Seller shall review and consider Buyer’s comments in good faith. Seller shall, and shall cause each Group Company to, reasonably promptly after a reasonable written request by the Buyer, make those portions of the Group Company’s financial records, supporting documents and work papers and relevant personnel reasonably available to Buyer and its accountants and other representatives during the review by Buyer of, and the resolution of any objections with respect to, the Estimated Purchase Price Calculation. At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i) [***] of cash (such amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date by and among Seller, Buyer and Wilmington Trust, N.A. (the “Escrow Agent”) as security for the Seller’s obligations pursuant to Section 2.4(c) and (y) substantially in the form of Exhibit C attached hereto;

(ii) on behalf of Seller and the Group Companies, an amount in cash equal to (x) the portion of the Closing Date Indebtedness that is Funded Indebtedness and (y) the Unpaid Seller Expenses, each in accordance with the Debt Payoff Letters, invoices or other documents evidencing such amounts delivered to Buyer at least one Business Day prior to the Closing Date; provided that all Taxes shall be paid at the times and in the manner prescribed by applicable law; and

(iii) to Seller, an amount equal to (A) the Estimated Purchase Price, minus (B) the Escrow Amount.

(b) Determination of the Final Purchase Price.

(i) As soon as practicable, but no later than [***] after the Closing Date, Buyer shall prepare and deliver to Seller, Buyer’s good faith (A) proposed calculation of the Net Working Capital (and the related Net Working Capital Adjustment, if any), (B) proposed calculation of the amount of Cash and Cash Equivalents, (C) proposed calculation of the amount of Closing Date Indebtedness, (D) proposed calculation of the amount of Unpaid Seller Expenses, and (E) proposed calculation of the Purchase Price, and, in each case, the components thereof and in a manner consistent with the definitions thereof. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. Buyer agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles. If Buyer fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of Seller in its sole discretion, either (i) the Actual Adjustment shall be deemed to equal zero or (ii) Seller may retain an independent accounting firm of national reputation to provide an audit or other review of the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.4(b), the determination of such accounting firm being conclusive and binding on the Parties; provided, however, that Seller reserves any and all other rights granted to it in this Agreement. The associated engagement fees for such independent accounting firm retained by Seller shall initially be borne by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such Party (as determined by the independent accounting firm) bears to the total amount of the disputed items submitted to the independent accounting firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the independent accounting firm shall be borne by the Party incurring such cost and expense.

(ii) Seller shall have [***] following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). Seller may, on or prior to the last day of the Review Period, give to Buyer written notice of dispute, setting forth in reasonable detail with back-up calculations its objections to Buyer’s calculation of the Proposed Closing Date Calculations or any portion thereof (a “Purchase Price Dispute Notice”). Unless Seller delivers a Purchase Price Dispute Notice to Buyer on or before the last day of the Review Period, Seller and the other Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment, if any), Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses, and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Prior to the end of the Review Period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. If Seller gives a Purchase Price Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the [***] commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice within such [***] then the remaining items in dispute may be submitted promptly by Buyer and Seller to an independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the “Accounting Firm”). The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within [***] after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Buyer and Seller to the Accounting Firm within [***] after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (iii) one written response submitted to the Accounting Firm within [***] after receipt of each such presentation (which each Party shall forward to the other Party), and not on independent review, which such determination shall be conclusive and binding on Buyer and Seller. Other than as set forth above or as otherwise agreed by the Parties, the Buyer and Seller shall not engage in discussions with, or provide any materials or information to, the Accounting Firm during the determination of the dispute. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall initially be [***]; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall only resolve any disputed items, and not any items that are not set forth in the Purchase Price Dispute Notice, and shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.4(b)(ii) (which, for the avoidance of doubt, shall not be in excess of, nor less than, the items set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice). Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent Fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment, if any), Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses, and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Buyer shall, and shall cause each Group Company to, in a manner so as to not interfere with the normal business operations of any Group Company, reasonably promptly after a written request of the Seller, make those portions of the Group Company’s financial records, supporting documents and work papers and relevant personnel, in each case, that or who are reasonably necessary for Seller’s review of the Proposed Closing Date Calculations, reasonably available to Seller and its accountants and other representatives (including the Accounting Firm) at reasonable times during business hours during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations; provided that in no event shall Buyer or any Group Company be required to provide any documents or other information covered by attorney-client privilege, the attorney work product doctrine or other similar protection absent the implementation of appropriate protections to preserve privilege over such documents or information.

(iv) Buyer and Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.4(b)(ii) in any court of competent jurisdiction in accordance with Section 10.12. Except in the case of Fraud or manifest error, the substance of the Accounting Firm’s determination shall not be subject to review or appeal. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise is rendered in compliance with the terms of this Section 2.4.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, Buyer shall pay, or shall cause the Company to pay, to Seller an amount equal to such positive amount; provided, that such positive amount shall in no event exceed the value of the Escrow Amount. Such amount shall be paid by Buyer by wire transfer of immediately available funds, in each case, within [***] after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b) above. In the event that the full amount (if any) by which the absolute value of the Actual Adjustment is greater than the value of the Escrow Amount, Seller shall have no recourse against the Buyer or any other Person for such excess.

(ii) If the Actual Adjustment is a negative amount, then within [***] after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b), the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent (A) to deliver to the Company an amount equal to the absolute value of such negative amount from the Escrow Funds and (B) if the absolute value of such negative amount is less than the Escrow Funds, to deliver the remaining portion of the Escrow Funds to Seller following the distribution in clause (A). In the event that the full amount (if any) by which the absolute value of the Actual Adjustment is greater than the amount of available Escrow Funds, Buyer shall have no recourse against the Seller or any other Person for such excess.

(iii) Any amounts which become payable pursuant to this Section 2.4(c) will constitute an adjustment to the Purchase Price for all purposes hereunder to the extent permitted by Law.

(iv) After the determination of the Actual Adjustment, Buyer shall pay, or shall cause the Company to pay, to Seller any amounts under the Transaction Bonuses that have not been earned pursuant to the terms thereof, by wire transfer of immediately available funds within [***] after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b).

Section 2.5 Withholding. Solely to the extent required by applicable law, the Buyer, the Group Companies or any applicable withholding agent may deduct and withhold any Tax from any amounts payable pursuant to this Agreement, which Tax amount shall promptly be paid over to the applicable Governmental Entity; provided, however, that, before making any such deduction or withholding that is not attributable to (x) amounts in the nature of compensation for services or (y) the failure of any person to timely provide a valid IRS Form W-8 or W-9 upon reasonable request, or the failure of the Company to timely provide the certificate described in Section 6.12(a), the applicable payor shall use commercially reasonable efforts to provide Seller with a written notice of the intention to make such deduction or withholding at least five (5) Business Days prior to such payment indicating the amount to be withheld or deducted with respect to each Person from which any amount is to be withheld or deducted (and the reason for such withholding or deduction), and such applicable payor shall use commercially reasonable efforts to provide Seller with a reasonable opportunity (and reasonably cooperate with Seller) to eliminate or minimize any such Taxes. To the extent any amounts are so withheld and are timely remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.1(b), each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets and property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be, and would not be reasonably expected to be, material to any Group Company or the operation of the Business.

(c) The Company has made available to Buyer prior to the date hereof a true, complete and correct copy of each Governing Document of each Group Company, in each case, as in effect as of the date hereof.

Section 3.2 Capitalization of the Group Companies.

(a) The authorized capitalization of the Company consists of a membership interest in the Company (the “Units”), one hundred percent of which is held of record and beneficially by Seller. The Units comprise all of the Company’s authorized equity interests that are issued and outstanding, which Units are held beneficially and of record by Seller. The Units have been duly authorized and validly issued and fully paid and nonassessable. Except for the Units, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, or agreements or understandings with respect to, any equity securities of the Company, (iii) options, warrants, calls, subscriptions, purchase rights, subscription rights, restricted shares, phantom equity, profit participation rights, stock appreciation rights, preemptive rights, rights of first refusal or first offer, equity-based compensation or other rights, agreements or commitments obligating the Company to issue, transfer, redeem, purchase, return or sell any equity securities or giving any Person any benefit or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company, including any participant right in the revenue or profits of the Company or requiring any payment based upon the value of any equity security, (iv) rights to acquire from the Company and no obligations of the Company to issue, purchase, redeem or otherwise acquire, or make any payments based on the value of, any equity securities or securities convertible into or exchangeable for equity securities of the Company, and (v) Liens, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any equity interests (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding equity interests) of the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matter on which equityholders of any Group Company may vote. The Units have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of Law, the Governing Documents of the Company, any contract, agreement or instrument to which any Group Company is subject, bound or a party thereto. Except as set forth on Schedule 3.2(a) or Schedule 3.10(a), the Company does not have any equity incentive plan. The Purchase Price paid to Seller shall be paid by Seller to all direct and indirect equityholders of Seller in accordance with applicable Governing Documents and Employee Plans.

(b) Except as set forth on Schedule 3.2(b), no Group Company directly or indirectly owns any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or control, directly or indirectly, any corporation, partnership, limited liability company, joint venture or other Person, business association or entity. Schedule 3.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company and each of its Subsidiaries, with respect to each Person of which any Group Company owns, directly or indirectly, equity, debt or similar interests in, or any interest convertible into or exchangeable for, at any time, any equity interest. Except as set forth on Schedule 3.2(b) or as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than Liens arising under applicable securities laws) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2(b), there are no authorized or outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company or subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, at any time, or agreements or understandings with respect to any equity interests of any Subsidiary of the Company, (iii) rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, purchase, redeem or otherwise acquire, or make any payments based on the value of, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, (iv) Liens, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any equity interests (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding equity interests) of any Subsidiary of the Company, and (v) stock appreciation, phantom stock, profit participation or other similar rights with respect to capital stock of, or other equity or voting interests in, the Company or any Subsidiary of the Company; and whether or not in the case of clauses (ii) or (iv) above, pursuant to any applicable law (other than any limitations or restrictions on transferability under any federal or state securities or “blue sky” laws), any Governing Document of any Subsidiary of the Company or any contract to which any Subsidiary of the Company are party.

(c) Upon delivery to Buyer at the Closing of the Units, good and valid title to the Units will pass to Buyer, free and clear of all Liens (other than Liens pursuant to applicable securities laws).

Section 3.3 Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other actions on the part of the Company or any Group Company are or will be necessary. Each Transaction Document to which it is a party has been (and the execution and delivery of each Transaction Document to which the Company will be a party prior to Closing will be) duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Company in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity. All corporate acts and other proceedings necessary or required to be taken by any Group Company to authorize the execution, delivery and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

Section 3.4 Financial Statements.

(a) Attached hereto as Schedule 3.4 are true, complete and correct copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited statements of income and cash flows for the respective periods then ended; and

(ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the four-month period then ended (collectively, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4, the Financial Statements (x) have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of Unaudited Financial Statements, for the absence of footnotes and subject to year-end adjustments, and (y) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments, none of which adjustments, footnotes or other presentations would be material individually or in the aggregate). The books and records of the Company and its Subsidiaries are true, complete and correct and have been maintained in accordance with sound business practices. All of the accounts receivable reflected in the Financial Statements represent bona fide transactions of the Company and its Subsidiaries that arose in the ordinary course of business, are not subject to setoffs or counterclaims and are current and collectible within 90 days of the date such account receivable was first booked (provided, that it is understood that this representation is not a guarantee of collectability of such accounts receivable). No Person has any Lien (other than Permitted Liens) on any account receivable that is outstanding, and, except in the ordinary course of business, no request or agreement for material deduction or material discount has been made with respect to any material account receivable. Neither the Company nor its Subsidiaries have received written notice from any customer or partner that such customer or partner does not intend to pay any material account receivable.

(c) Except as set forth in Schedule 3.4(c), the Group Companies maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Neither the Company nor its Subsidiaries have, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor its Subsidiaries are insolvent.

(e) Schedule 3.4(e) sets forth a true and complete description of all material actions taken by any Group Company outside of the ordinary course in response to COVID-19 prior to the date hereof (all such items, the “COVID-19 Measures ”).

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or any other Transaction Document by any Group Company or the consummation by any Group Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make would not, and would not reasonably be expected to, impair, delay or adversely affect the ability of the Company or Seller to enter into and perform its obligations under this Agreement and the other Transaction Documents or be material to any Group Company or the operation of the Business. Neither the execution, delivery and performance by the Company of any Transaction Document to which it is a party nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group

Company, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, result in any loss of rights or additional obligations under, require a consent under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract, Material Permit or Material Lease to which any Group Company is a party, (c) violate any Order of any Governmental Entity having jurisdiction over any Group Company or any of their respective material properties or assets, (d) except with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company, or (e) give rise to any payment or compensation to any Person, including any employee or other service provider to the Group Companies, which in the case of any of clause (b) above, individually or in the aggregate, would have a Company Material Adverse Effect.

Section 3.6 Material Contracts.

(a) Except for any Employee Benefit Plans, and except for agreements entered into by any Group Company after the date hereof in accordance with Section 6.1, no Group Company is party to any:

(i) note, indenture, other evidence of indebtedness, loan, credit or financing agreement or other contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any material portion of the assets of the Group Companies, including the Credit Facilities;

(ii) contract whereby any Group Company has guaranteed or otherwise agreed to cause, insure or become liable or indemnify for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(iii) lease or contract under which it is lessee, or holds or operates or controls any personal property owned by any other party, for which the annual rent exceeds [***] (excluding the Material Leases);

(iv) lease or contract under which it is lessor of or permits any third party to hold or operate any personal property for which the annual rental exceeds [***] (excluding the Material Leases);

(v) Material Leases;

(vi) contract or group of related contracts with the same party for the purchase of products or services that provide for annual payments by a Group Company in [***];

(vii) contracts relating to any pending or completed acquisition, sale, divestiture merger, business combination or similar transaction involving any Group Company in excess of [***] under which there are any ongoing obligations;

(viii) license or royalty agreement relating to the use of any material third party Intellectual Property Rights, other than (A) licenses of commercially available Software that provide for annual payments by a Group Company less than [***], and (B) non-disclosure agreements entered into in the ordinary course of business;

(ix) licenses of material Company Intellectual Property Rights granted to a third party, other than non-exclusive licenses granted to customers of a Group Company in the ordinary course of business, and any other contracts that affect a Group Company’s use of, rights in or ability to enforce any material Company Intellectual Property Rights (including co-existence agreements or covenants not to sue);

(x) contracts related to the development of material Company Intellectual Property Rights by third parties, other than employees, consultants and contractors engaged by a Group Company in the ordinary course of business;

(xi) other than purchase and sale orders received by the Group Companies in the ordinary course of business, any contracts with any customer that provide for annual payments in excess of [***];

(xii) any marketing, resale, referral, or partnership contract involving annual payments to or from the Company and its Subsidiaries in excess of [***];

(xiii) contracts (A) including covenants by any Group Company not to compete or conduct business in a product line or lines of business, or operate in any geographic territory, or otherwise limiting in any material respect the freedom of a Group Company to compete or conduct business, (B) requiring the purchase of all or substantially all of the Company’s or its Subsidiaries’ requirements of a particular product or service from a supplier, (C) containing any provision with respect to exclusivity in favor of a third party, (D) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of any Group Company or the Business, and (E) containing covenants that limit or purport to limit the ability of any Group Company to hire or solicit Persons for employment or incur or guarantee any Indebtedness or to grant a Lien on the assets of any Group Company, including, in each case, any nondisclosure, non-competition, settlement, coexistence, standstill or confidentiality agreement;

(xiv) contracts that provide any customer of the Company or its Subsidiaries or any other Person with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or other Persons, including, agreements containing “most favored nation” provisions or similar provisions;

(xv) contracts involving the settlement, conciliation or similar agreement of any Proceeding (A) with respect to which any Group Company owes any material unpaid amount or has any other material outstanding obligation or (B) which is with any Governmental Entity;

(xvi) contracts with a Governmental Entity (including any contracts providing for the provision of goods or services by any Group Company to a Governmental Entity);

(xvii) any contract under which any Group Company is, or may become, obligated to incur any severance, retention or other compensation obligations that could become payable by reason of any Transaction Document or the transactions contemplated hereby or thereby;

(xviii) each joint venture, partnership, material strategic alliance or similar contract or other contract involving the sharing of profits, losses, costs or liabilities with any Person;

(xix) contract with (A) each Top Customer and (B) each Top Supplier;

(xx) contract that obligates any Group Company to provide indemnification or a guarantee that could result in payments in excess of [***];

(xxi) contract relating to capital expenditures and involving future payments by any Group Company in excess of [***];

(xxii) any Affiliate Agreement;

(xxiii) all powers of attorney, other than powers of attorney that are no longer in force;

(xxiv) contract that is otherwise material to the business of any Group Company; or

(xxv) agreements, understandings or commitments to enter into any contract of the type described in clauses (i) through (xxiv) of this Section 3.6(a) (excluding any quotes provided by the Company or any of its Subsidiaries to their respective customers in the ordinary course of business).

(b) The Buyer either has been supplied with, or has been given access to, a true, complete and correct copy of all written contracts, and true, complete and correct (in all material respects) written summaries of all oral contracts, in each case that are required to be referred to on Section 3.6(a) (collectively, the “Material Contracts”).

(c) No Group Company has, in any material respect, violated or breached, or committed any default under, any Material Contract. Except as would not be material to the Group Companies, taken as a whole, each Material Contract is (i) in full force and effect and enforceable against the Group Company party thereto, and, to the Company’s Knowledge, the other parties thereto, and (ii) represent the valid and binding obligations of the applicable Group Company party thereto, and, to the Company’s Knowledge, represent the valid and binding obligations of the other parties thereto. To the Company’s Knowledge, no other Person has materially violated or breached, or committed any material default under, any Material Contract. No event has occurred and is continuing through any Group Company’s actions or inactions that, to the Company’s Knowledge, will, or is reasonably likely to, result in a material violation or breach of any of the provisions of any Material Contract.

Section 3.7 Absence of Changes.

(a) During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, a Company Material Adverse Effect has not occurred or existed.

(b) Except as set forth on Schedule 3.7, during the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, none of the Group Companies has:

(i) effected any recapitalization, reclassification, distribution, equity split or combination or like change in its capitalization or reincorporated or changed its form of legal entity;

(ii) subjected any of its properties or assets to any Lien, except for Permitted Liens;

(iii) sold, assigned or transferred any assets with a [***], except in the ordinary course of business or sales of obsolete assets or assets with de minimis or no book value;

(iv) sold, licensed, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of any Company Intellectual Property Rights, except for non-exclusive licenses granted in the ordinary course of business;

(v) made any capital investment in, any capital expenditure or any loan to, any other Person, in excess of [***];

(vi) amended or authorized the amendment of its Governing Documents;

(vii) suffered any material damage, destruction or other casualty loss with respect to property owned by any Group Company that is not covered by insurance;

(viii) entered into, amended or terminated any contract that is or would constitute a Material Contract (other than purchase and sale orders received by the Group Companies or add-on items for new customers, discounts on sale orders and other standard adjustments to Material Contracts in the ordinary course of business, in each case, as further described on Schedule 3.7);

(ix) declared or paid any dividends or distributions or repurchased or redeemed any shares of capital stock or other equity interests;

(x) incurred any indebtedness that is not Funded Indebtedness or issued any long-term debt securities or assumed, guaranteed or endorsed such obligations of any other Person or any indebtedness that is not Funded Indebtedness, except for accounts payable incurred in the ordinary course of business and indebtedness incurred in the ordinary course of business pursuant to the Credit Facilities;

(xi) incurred any Funded Indebtedness in excess of [***];

(xii) merged into, consolidated with, or sold any material assets or a substantial part of its assets to any other Person, made any acquisition of any capital stock or assets or business of any other Person (whether by merger, stock or asset purchase or otherwise), or permitted any other Person to be merged or consolidated with it;

(xiii) merged into or consolidated with any other Person, made any acquisition of any capital stock or business of any other Person (whether by merger, stock or asset purchase or otherwise), or permitted any other Person to be merged or consolidated with it;

(xiv) settled any Proceeding pending or threatened against the Company or any of its Subsidiaries (A) in excess of [***] (B) that resulted in any limitation on the conduct of the businesses of any of the Group Companies or any of their Affiliates or (C) pursuant to which the Company or any Subsidiary is subject to an injunction, specific performance or other equitable remedy;

(xv) implemented any layoffs, place any employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of any employees;

(xvi) negotiated, entered into, amended or extended any collective bargaining agreement or other contractual obligation with a Union;

(xvii) except as otherwise required by law or by the terms of any existing Employee Benefit Plan set forth on Schedule 3.10(a) or in the ordinary course of business: (A) increased the compensation or benefits to be provided to any director, manager, officer, employee, individual independent contractor or other individual service provider (other than any increase adopted in the ordinary course of business in respect of the compensation of any non-officer employee whose annual base compensation does not exceed [***] after giving effect to such increase) or taken any action with respect to the grant of any severance or termination pay; (B) hired, engaged, or terminated (other than a termination for cause) the employment or engagement of any employee, director, manager, officer, individual independent contractor or other individual service provider with annual base compensation in excess of [***] or (C) established, adopted, entered into or amended any Employee Benefit Plan or any individual employment, individual consulting, retention, change in control bonus or severance agreement, in any case, in any material respect, or accelerated the time of payment, vesting or funding of any compensation or benefits under any Employee Benefit Plan (including any plan or arrangement that would be an Employee Benefit Plan if it was in effect on the date hereof) or otherwise; or

(xviii) entered into any agreement, understanding or contract to do any of the things described in Section 3.7; provided that Buyer acknowledges that the announcement by the Seller of its entry into this Agreement (as well as the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby) does not and will not constitute a breach of this Section 3.7 in and of itself.

(c) No Group Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except for (a) liabilities accrued or specifically reserved against in the date of the Latest Balance Sheet in the amount set forth therein, and (b) liabilities incurred in the ordinary course of business since the Latest Balance Sheet (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or Law) which are not, individually or in the aggregate, and would not reasonably be expected to be, material in amount.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, there is no suit, litigation, arbitration, action, alternative dispute resolution procedure, administrative charge, mediation, investigation, claim, hearing, audit, inquiry, examination, investigation or other proceeding (each a “Proceeding”) pending or, to the Company’s Knowledge, threatened (in writing) against any Group Company by or before any Governmental Entity which is, or would reasonably be expected to, (i) be material to the Group Companies or the Business or (ii) result in the granting of any injunction or other equitable relief to which any Group Company would be bound or subject. Except as set forth on Schedule 3.8, no Group Company is subject to any outstanding Order.

Section 3.9 Compliance with Applicable Law.

(a) Except as set forth on Schedule 3.9, the Group Companies hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (each permit, license, approval, certificate or other authorization required to be listed on Schedule 3.9, a “Material Permit”), and all such Material Permits are in full force and effect, except where the failure to hold such Material Permits or of such Material Permits to be in full force in effect would not have a Company Material Adverse Effect. Since January 1, 2018, (x) no material violations have been recorded in respect of any Material Permit and (y) neither the Company nor any of its Subsidiaries have received written notice relating to the revocation or modification of any Material Permits or alleging that it is not or may not be in material compliance with, or has, or may have any, material liability under any Material Permits. No Proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any Material Permit, nor has any such Proceeding been pending at any time since January 1, 2018. Neither the Company nor any of its Subsidiaries or their respective properties or assets, or to the Company’s Knowledge, neither the Company nor any of its Subsidiaries’ directors, officers or employees (solely in their capacities as such), are currently, nor have any such Persons been at any time since January 1, 2018, subject to any (i) material Orders or (ii) any Orders that would reasonably be expected to materially impair the Company or its Subsidiaries’ ability to operate its business as presently conducted. The business of the Group Companies is operated in compliance with all applicable Laws and Orders, except for instances of noncompliance that are not, and would not reasonably be expected to be, material to the Business or any Group Company. Except as set forth on Schedule 3.9, since January 1, 2018, neither the Company nor its Subsidiaries have received any written communication from a Governmental Entity that alleges that the Company or its Subsidiaries are not in material compliance with any applicable Laws which has not heretofore been cured or for which there is any remaining liability.

(b) Since January 1, 2018, no Group Company, nor to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of any Group Company, has in an official capacity, used or authorized the use of any thing of value for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees, or established or maintained any unlawful or unrecorded funds, in each case, in violation of applicable Law.

(c) Each Group Company (i) is, and since January 1, 2018 has been, in compliance with all applicable Anti-Money Laundering Laws and Global Trade Laws, except for any noncompliance which would not be material to the Group Companies, and (ii) to the Company’s Knowledge, is not under investigation by any Governmental Entity with respect to any violation by each Group Company of any applicable Anti-Money Laundering Laws or Global Trade Laws, and, to the Company’s Knowledge, no such is pending or threatened.

(d) No Group Company nor, to the Company’s Knowledge, any Affiliates, directors, officers, employees and agents of any Group Company, nor any other business entity or enterprise with which any Group Company engaged, affiliated or associated at any time since January 1, 2018 has, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including money, property or services, in contravention of the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any similar other applicable Law prohibiting public or commercial bribery or corruption (collectively, including the FCPA, the “Anti-Bribery Legislation”), (i) as a kickback, gratuity, or bribe to any Person, including any foreign official as defined in the FCPA or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of any Group Company. Neither any Group Company nor, to the Company’s Knowledge, any of the Affiliates, directors, officers, employees and agents of any Group Company (x) is under investigation for any potential violation of the Anti-Bribery Legislation, (y) has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Anti-Bribery Legislation or (z) has committed any act that would constitute a violation of the Anti-Bribery Legislation, except in each case for any noncompliance which would not be material to the Group Companies. No Group Company nor any of its officers, directors, employees, agents or other representatives, nor any direct, indirect, or beneficial owners of the foregoing, is or has been a foreign official as defined under the FCPA (including any employee of a state-owned or state- controlled entity, business, or corporation).

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) lists all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, true, complete and correct copies of the following materials have been made available to Buyer, as applicable: (i) the plan document and any amendments thereto (or if unwritten, a written description of all material terms thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the annual report most recently filed with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (iv) the nondiscrimination testing reports or safe harbor notice, as applicable, for each of the last three (3) years, (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service with respect to any of the Employee Benefit Plans intended to be qualified under Section 401(a) of the Code, and (vi) all material, non-routine notices, filings and correspondence with any Governmental Entity related to such Employee Benefit Plan in the past three (3) years.

(b) No Employee Benefit Plan is, and none of the Group Companies maintains, contributes to, or is required to contribute to, or has any liability (contingent or otherwise), including on account of an ERISA Affiliate, with respect to, (i) any plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including any Multiemployer Plan, (ii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iii) any “multiple employer plan,” as described in Section 413(c) of the Code. No Group Company has any obligation to provide post-employment health, welfare or life insurance benefits other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar applicable law and for which the covered individual pays the full cost of coverage.

(c) Each Employee Benefit Plan has been established, operated, maintained and administered in all material respects in compliance with its terms, ERISA, the Code and all other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received, as to its qualification, a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code.

(d) There are no pending (or, to the Company’s Knowledge threatened) Proceedings with respect to any Employee Benefit Plan other than routine claims for benefits. No Employee Benefit Plan is the subject of a formal examination or audit by a Governmental Entity, is, or within the last six (6) years has been, the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. There have been no breaches of fiduciary duty with respect to any Employee Benefit Plan that would reasonably be expected to result in any material liability or material excise tax under ERISA or the Code being imposed on any of the Group Companies.

(f) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) complies and has complied in all material respects (both in form and in operation) with the requirements of Section 409A of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby (whether alone or in conjunction with any other event) could result in (i) the entitlement of any current or former employee, director, manager, officer, individual independent contractor, or other individual service provider of the Group Companies to any compensatory payment, (ii) the acceleration in the time of payment, funding or vesting, or increase the amount of compensation (including equity or equity-based compensation) due to any such individual, (iii) any limit or restriction on the right of the Group Companies to merge, amend or terminate any Employee Benefit Plan, (iv) the forgiveness of indebtedness of any current or former employee, director, manager, officer, individual independent contractor, or other individual service provider of the Group Companies, or (v) the payment or provision of any amount or benefit that, individually or in combination with any other payment or benefit, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (other than the Transaction Bonuses and the other payments provided in the preliminary 280G analysis that was previously provided to the Buyer).

(h) No Group Company has any obligation to gross up or otherwise make whole any current or former employee, director, manager, officer, individual independent contractor, or other individual service provider of the Group Companies with respect to any Tax or interest or penalty related thereto.

Section 3.11 Environmental Matters.

(a) The Group Companies are, and since January 1, 2019 have been, in material compliance with all applicable Environmental Laws. The Group Companies hold and are in material compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the lawful conduct of their respective businesses as presently conducted. Except for matters that have been resolved and with respect to which no Group Company has any further obligation, monetary or otherwise, no Group Company has received any written notice of any violation of, or liability or investigatory, corrective or remedial obligation under, any Environmental Laws, and to the Company’s Knowledge no such claims or proceedings are threatened. There has been no release by any Group Company, or to the Company’s Knowledge, by any other person, of any Hazardous Materials at, on, upon, into or from any real property now or formerly owned, leased or operated by any Group Company, which such release occurred in a manner or to a degree that requires reporting, investigation, remediation or other response by any Group Company pursuant to any Environmental Law or otherwise reasonably could be expected to give rise to material liability for any Group Company under any Environmental Law.

(b) The Company has made available to Buyer true, complete and correct copies of all material assessments, reports, studies, correspondence and other documents relating to the environmental condition of any real property currently or formerly owned or operated by the Company, or to the compliance of the Group Companies with Environmental Law, in each case that are in the Company’s possession or reasonable control.

Section 3.12 Intellectual Property.

(a) The Group Companies own, license or otherwise have a right to all Intellectual Property Rights that are used to the conduct of the business of the Group Companies as currently conducted (the “Company Intellectual Property Rights”), free and clear of all Liens, other than Permitted Liens. Immediately following the Closing, the Group Companies will continue to own, license or otherwise have a right to use all material Company Intellectual Property Rights in substantially the same manner as immediately prior to the Closing. Schedule 3.12(a) sets forth a list of (a) patents, trademark registrations, domain name registrations, and copyright registrations owned by any Group Company and (b) patent applications and trademark applications owned by any Group Company. The Group Companies’ rights in the Intellectual Property Rights set forth on Schedule 3.12(a) are subsisting, and, to the Company’s Knowledge, valid and enforceable.

(b) Except as set forth on Schedule 3.12(b), (i) there is not pending and has not, since January 1, 2018, been made against any Group Company before any Governmental Entity any claim by any Person contesting the use or ownership of any Company Intellectual Property Rights owned or purported to be owned by such Group Company, or alleging that any Group Company is infringing, misappropriating or conflicts with or has infringed, misappropriated or conflicted with any Intellectual Property Rights of any Person in any material respect, and (ii) there are no claims pending and have not, since January 1, 2018, been any claims before any Governmental Entity that have been brought by any Group Company against any Person alleging infringement or misappropriation of, or conflict with any Company Intellectual Property Rights owned or purported to be owned by such Group Company.

(c) Except as set forth on Schedule 3.12(c), or as would not reasonably be expected to be material to the Business or the Group Companies the operation of the business of the Group Companies, as conducted since January 1, 2018, does not infringe, misappropriate or otherwise conflict with and has not infringed, misappropriated or conflicted with, any Intellectual Property Rights of any third party. Except as would not have a Company Material Adverse Effect, no third party is infringing on, misappropriating, or otherwise conflicting with or has, since January 1, 2018, infringed, misappropriated or conflicted with any material Intellectual Property Rights owned or purported to be owned by any of the Group Companies.

(d) For any Software owned or purported to be owned by a Group Company (“Company Software”), (i) the Group Companies have in their possession all source code and documentation as reasonably necessary to enable competently skilled programmers and engineers to operate and maintain the Company Software. To the Company’s Knowledge, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to the source code for any Company Software. Except as set forth on Schedule 3.12(d), the Group Companies have not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Software, and no other Person has the right, contingent or otherwise, to obtain access to any such source code.

(e) The Group Companies have not used any Open Source Software in a manner that would require the Group Companies to distribute, allow a third party to distribute or access, or otherwise make available any (i) proprietary source code to any downstream recipients or (ii) of the Company Software at no or nominal cost. The Group Companies are in material compliance with their contracts and licenses relating to Open Source Software, including attribution and notice obligations.

(f) The Group Companies have maintained commercially reasonable practices to protect the confidentiality of their material confidential information and trade secrets and have required all employees and other Persons with access to their material confidential information or trade secrets to execute contracts requiring such Persons to maintain the confidentiality of such information and use such information only for the benefit of the Group Companies. The Group Companies have not materially breached any of their obligations of confidentiality owed to any Person. Since January 1, 2018, each current and former employee and contractor of a Group Company who developed any material Company Intellectual Property Rights owned or purported to be owned by the Group Companies has executed a contract under which such employee or contractor has assigned their rights in such Company Intellectual Property Rights to the Group Companies.

(g) Schedule 3.12(g) sets forth a list of material agreements whereby (i) any of the Group Companies is granted a right or license to the Intellectual Property Rights of any other Person, but excluding any licenses for unmodified, commercially available off-the-shelf Software that is used generally in the Company’s operations for which the Company pay a license fee of no more than [***] or (ii) any of the Group Companies grants to any other Person any rights in any Intellectual Property Rights owned by the Group Companies, but excluding non-exclusive licenses granted to the Group Companies’ customers in the ordinary course of business, or (iii) a Group Company’s use of, rights in or ability to enforce any Company Intellectual Property Rights is affected (including co-existence agreements or covenants not to sue).

(h) The Group Companies own or have sufficient rights to use and, immediately following the Closing, will continue to own or have sufficient rights to use all Systems and such Systems are reasonably sufficient for the needs of the Group Companies as currently conducted. Since January 1, 2018, there has been no failure of any System that has caused a material disruption to a Group Company. Since January 1, 2018, the Group Companies maintain, or is provided through a third party vendor, commercially reasonable backup and data recovery, disaster recovery, and business continuity plans and procedures for the Systems. To the Company’s Knowledge, the Company Software and Systems do not contain any material virus, malware or other routines or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt, erase or otherwise harm Software, hardware, or data. The Group Companies have not been subject to any license or similar audit in connection with any of the Company’s licenses for the Systems, nor received any notice of intent to conduct any such audit.

(i) Since January 1, 2018, the Group Companies’ collection, Processing and storage of any Personal Information and the conduct of the business of the Group Companies has been in compliance in all material respects with (i) applicable Privacy Laws, (ii) the Group Companies’ external policies and procedures (including their public-facing online privacy policies), and (iii) any contracts to which any Group Company is bound, relating to privacy, data security and data protection that are binding on the relevant Group Company (collectively “Privacy Obligations”). The Group Companies maintain policies and procedures regarding privacy and data security standards and has implemented and maintains commercially reasonable safeguards to protect the Personal Information and Sensitive Information stored in the Systems, and to the Company’s Knowledge, all third-party service providers, outsourcers, processors or any other third parties Processing Personal Information on behalf of the Group Companies have such measures and materially complies with applicable Privacy Laws when processing Personal Information on behalf of the Group Companies.

(j) To the Company’s Knowledge, except as set forth on Schedule 3.12(g), since January 1, 2018, there have not been any actual Security Breach or other compromise of the privacy, integrity, confidentiality or security of Personal Information that required notification to an affected individual, or a Governmental Entity or any other remedial action under any applicable Privacy Obligation. The Group Companies have not received any written notice of or been subject to any complaints, claims, proceedings, investigations, by any Person or Governmental Entity for any alleged violation of any applicable Privacy Obligation.

Section 3.13 Labor Matters.

(a) Except as disclosed on Schedule 3.13(a), (i) no Group Company is bound by, or a party or otherwise subject to, any collective bargaining agreement or collective bargaining relationship with respect to its employees, and no such contract is being negotiated by any Group Company, (ii) no employee of a Group Company is represented by a Union, (iii) for the past three years, there has not been, nor to the Company’s Knowledge, has there been any threat of, any labor strike, slowdown, lockout, picketing, work stoppage or walkout, petition filed or demand made seeking recognition of a bargaining representative, or other material labor activity or dispute against any Group Company, and (iv) to the Company’s Knowledge, for the past three years, there has been no, nor any threat of any, union organization campaigns with respect to any employees of any Group Company. For the past three (3) years, no Group Company has engaged in any plant closing or employee mass layoff activities without complying in all material respects with the WARN Act.

(b) Except as disclosed on Schedule 3.13(b), since March 1, 2020, no Group Company has implemented any reductions in force or layoffs affecting ten (10) or more employees, placed ten (10) or more employees on unpaid leave or furlough, or materially reduced the hours or weekly pay of ten (10) or more employees.

(c) The Group Companies are, and for the past three (3) years have been, in material compliance with all applicable laws respecting employment and employment practices and terms and conditions of employment, including wages and hours and the classification and compensation of employees and independent contractors.

(d) True, complete and correct information as to the name or employee ID number, current job title and base salary or wage rate and annual target cash bonus opportunities for all current employees of the Group Companies has been made available to Buyer. No current officer or employee of any Group Company (i) or group of employees of any Group Company, to the Company’s Knowledge, has given notice of termination or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12)-month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) has been the subject of any sexual harassment, sexual assault, or sexual discrimination allegations in relation to his or her employment with any Group Company in the past three (3) years.

Section 3.14 Insurance. Schedule 3.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance (collectively, the “Insurance Policies”) owned or held by the Group Companies as of the date of this Agreement. The Group Companies have made available to Buyer complete copies of all such Insurance Policies (including, without limitation, copies of all written amendments, supplements, waivers of rights and other modifications). All such Insurance Policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. Since January 1, 2018, (i) no policy limits of the Insurance Policies have been exhausted or materially eroded or reduced and insurance policies providing substantially similar insurance coverage have been in effect continuously, (ii) no insurer has denied, rejected, questioned or disputed or made any reservation of rights regarding any pending claims, and (iii) no Group Company has failed to give any notice or present any claims under any applicable Insurance Policy in a due and timely fashion. No Group Company or its respective assets and properties are insured in an amount that is less than the amount that is required by applicable Law or by any contract or agreement to which such Group Company is a party. Assets of the Group Companies are insured to full replacement cost value. As if the date of this Agreement, there are no open claims with any insolvent insurance carriers.

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:

(a) Each Group Company has prepared and duly and timely filed with the appropriate domestic, federal, state, local and foreign taxing authorities all income and other material Tax returns, information returns, statements, forms, filings and reports filed or required to be filed by it (together with any amendments thereof and any attachment thereto filed or required to be filed with a taxing authority with respect to each Group Company, a “Tax Return” and, collectively, the “Tax Returns”), and all such Tax Returns were true, complete and correct in all material respects;

(b) each Group Company has timely paid all income and other material Taxes (whether or not shown as due on any Tax Return) owed by it, including material Taxes which any Group Company was obligated to withhold (and each of the Group Companies has complied in all material respects with all associated reporting and record keeping requirements);

(c) no Group Company is currently the subject of a Tax audit, dispute, investigation, claim, proceeding or examination;

(d) no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in each case, beyond the date hereof in which any Tax may be assessed or collected by any taxing authority;

(e) the Company is classified as a C corporation for U.S. federal income tax purposes, and it does not file a consolidated, combined or similar Tax Return with any of its Subsidiaries;

(f) (i) the unpaid Taxes of the Group Companies did not as of the Latest Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and (ii) since the Latest Balance Sheet Date, neither Group Company has incurred any liability for Taxes outside the ordinary course of business except as arising in connection with the transactions contemplated by this Agreement;

(g) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been resolved or withdrawn;

(h) within the last three (3) years, no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;

(i) there are no Liens for Taxes (other than Liens described in clause (b) of the definition of Permitted Liens) upon any of the assets of any Group Company;

(j) since December 31, 2020, no Group Company has made, changed or revoked any material Tax election, filed any amended Tax Return, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or adopted or changed any Tax accounting method, settled any material audit, assessment, dispute, proceeding or investigation in respect of Taxes, surrendered any material right to claim a Tax refund or entered into any contractual obligation in respect of material Taxes with any governmental entity, except, in each case, for any election, filing, consent, adoption, contractual obligation or settlement that has been made available to Buyer;

(k) none of the Group Companies has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) (or similar provision of state, local or non-U.S. Law) filing a consolidated income Tax Return;

(l) none of the Group Companies is a party to or bound by any Tax sharing, allocation or indemnification agreement or obligation, other than any customary agreement or obligation entered into in the ordinary course of business, the primary purpose of which is not related to Taxes;

(m) none of the Group Companies has any liability for the Taxes of any person (other than a Group Company) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract (other than commercial contracts entered into in the ordinary course of business) or otherwise by operation of applicable law;

(n) none of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. law) by reason of use of an improper method of accounting for a Taxable period (or portion thereof) ending on or prior to the Closing Date or a change in method of accounting made prior to the Closing; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed before the Closing; (iii) an installment sale or open transaction disposition made prior to the Closing; (iv) a prepaid amount received prior to the Closing; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law);

(o) none of the Group Companies has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force;

(p) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes, Tax items or Tax Returns have been entered into or issued by a taxing authority with or in respect of any Group Company;

(q) none of the Group Companies has (a) made any election to defer any payroll Taxes under the CARES Act or (b) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program;

(r) within the past two (2) years, no Group Company has distributed stock or equity of another Person, or has had its stock or equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and

(s) no Group Company is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code.

No representation or warranty is made with respect to the availability of any net operating loss, or Tax credit carryforward in any period (or portion thereof) beginning after the Closing Date.

Section 3.16 Brokers. No broker, finder, financial advisor or investment banker, other than AGC Partners (whose fees shall be included as Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. None of the Buyer or any Group Company will have any liability or obligation of any kind to, or will be subject to any claim of, any broker, finder, financial advisor or investment banker in connection with the Transaction Documents and the transactions contemplated hereby and thereby following the consummation of the same, except for those which will be borne by the Seller.

Section 3.17 Real Property; Personal Property.

(a) No Group Company owns any real property. Schedule 3.17 sets forth (whether as lessee or lessor) a list of all leases (each lease required to be listed on Schedule 3.17, a “Material Lease”) of real property to which any Group Company is a party or by which any of them is bound involving [***]. Except as set forth on Schedule 3.17, each Material Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17, each Material Lease is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17, during the period beginning on Latest Balance Sheet Date and ending on the date of this Agreement, no Group Company has received written notice of any default under any Material Lease, except for defaults that would not have a Company Material Adverse Effect. Each Group Company has good and valid title to all material tangible assets, including personal property, reflected on the Latest Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Latest Balance Sheet in the ordinary course of business and not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens. All tangible personal property used by any Group Company in the operation of its business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

Section 3.18 Transactions with Affiliates. Schedule 3.18 sets forth all contracts or arrangements (other than employment agreements, equity or incentive equity documents, in each case, entered into in the ordinary course of business, and Governing Documents) between any Group Company, on the one hand, and any Affiliates, officers, directors (or equivalents), equityholders or employees of the Group Companies or a member of the immediate family of the foregoing Persons, on the other hand (each contract or arrangement required to be listed on Schedule 3.18, an “Affiliate Agreement”). Except as disclosed on Schedule 3.18, none of the Group Companies and their respective Affiliates, directors, officers, equityholders or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company; provided, that ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act, shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19 Customers and Suppliers.

(a) Schedule 3.19(a) sets forth the names of the ten (10) most significant customers (by revenue) of the Group Companies for calendar years 2019 and 2020 (collectively, the “Top Customers”) and the amount for which each Top Customer was invoiced during each such period. No Top Customer has ceased, or, to the Company’s Knowledge, intends to cease to use, reduce or change in any material respect the terms or conditions under which it uses, the services and products of the Group Companies, or has substantially reduced the use of such services or products at any time during such period.

(b) Schedule 3.19(b) sets forth the names of the ten (10) most significant vendors and suppliers (by fees paid or payable) of the Group Companies for calendar years 2019 and 2020 (collectively, the “Top Suppliers”) and the amount for which the Group Companies were invoiced during each such period in connection with each such supplier or vendor. No such Top Supplier has ceased, or, to the Company’s Knowledge, intends to cease to provide, reduce or change in any material respect the terms or conditions under which it provides, services or products to the Group Companies, or has substantially reduced the provision of such services or products at any time during such period.

Section 3.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 AND IN ANY OTHER TRANSACTION DOCUMENTS OR CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION. FURTHER, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 OR IN ANY OTHER TRANSACTION DOCUMENTS OR CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, THE GROUP COMPANIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

Section 4.1 Organization. Seller has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of the State of Delaware and has the power and authority to own its assets and properties and conduct its business as it is now being conducted.

Section 4.2 Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each Transaction Document to which Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of Seller, and no other actions on the part of the Seller are or will be necessary. Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that each such Transaction Document to which Seller is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Seller in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity. All corporate acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

Section 4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, and (ii) those the failure of which to obtain or make would not, and would not reasonably be expected to, impair, delay or adversely affect the ability of the Company or Seller to enter into and perform its obligations under this Agreement and the other Transaction Documents or be material to any Group Company or the operation of the Business. Neither the execution, delivery and performance of each Transaction Document to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any Order of any Governmental Entity having jurisdiction over Seller or any of its properties or assets, which in the case of any of clauses (b) and (c) above, would not have a material adverse effect on Seller’s ownership of the Units, or otherwise prevent or materially delay the Closing.

Section 4.4 Brokers. No broker, finder, financial advisor or investment banker, other than AGC Partners (whose fees shall be included as Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated based upon arrangements made by or on behalf of Seller or its Affiliates. None of the Buyer or any Group Company will have any liability or obligation of any kind to, or will be subject to any claim of, any broker, finder, financial advisor or investment banker in connection with the Transaction Documents and the transactions contemplated hereby and thereby following the consummation of the same, other than those which will be borne by the Seller.

Section 4.5 Title to the Units; Ownership of Seller. Seller owns, and at all times from and after the date hereof and until the Closing will own, of record and beneficially all of the Units, and Seller has, and at all times after the date hereof and prior to the Closing, will have, good and marketable title to the Units, free and clear of all Liens (other than under applicable securities laws).

Section 4.6 Litigation. There is no Proceeding pending or, to the Company’s Knowledge, threatened against Seller by or before any Governmental Entity relating to, or which otherwise could reasonably be expected to, affect Seller’s ownership of the Units, or otherwise prevent or materially delay the Closing. Seller is not subject to any outstanding Order that would have a material adverse effect on Seller’s ownership of the Units, or otherwise prevent or materially delay the Closing.

Section 4.7 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 4 AND IN ANY OTHER TRANSACTION DOCUMENTS OR CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. FURTHER, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 OR IN ANY OTHER TRANSACTION DOCUMENTS OR CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer, and no other actions on the part of Buyer is necessary to authorize each Transaction Document to which Buyer is a party or to consummate the transactions contemplated thereby. No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. Each Transaction Document to which Buyer is a party has been, or will be, as of the Closing, duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that each such Transaction Document to which Buyer is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 Consents and Approvals; No Violations. No notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance of any of the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act (ii) those set forth on Schedule 5.3 and (iii) those the failure of which to obtain or make would not and would not reasonably be expected to, prevent or materially delay the ability of the Buyer to perform its obligations under this Agreement and the other Transaction Agreements or prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of any of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth in Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Buyer is a party or (c) violate any Order of any Governmental Entity having jurisdiction over Buyer or any of its properties or assets, which in the case of any of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated thereby.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker other than Centerview Partners LLC is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or its Affiliates for which Seller or any Group Company may become liable. The Seller will not have any liability or obligation of any kind to, or will be subject to any claim of, any broker, finder, financial advisor or investment banker in connection with the Transaction Documents and the transactions contemplated hereby and thereby following the consummation of the same as a result of any contract or arrangement entered into by Buyer.

Section 5.5 Financing. Buyer will have on the Closing Date sufficient cash on hand that is available to consummate the transactions contemplated hereby, including to pay the Purchase Price, any Funded Indebtedness, the Unpaid Seller Expenses and the fees and expenses of Buyer related to the transactions contemplated hereby. The obligations of Buyer under this Agreement are not subject to any conditions regarding the Buyer’s, its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby or the consummation of any De-SPAC Transaction.

Section 5.6 Acquisition of Equity For Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Units. Buyer confirms that it can bear the economic risk of its investment in the Units and can afford to lose its entire investment in the Units. Buyer is acquiring the Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Units. Buyer agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 5.7 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies. Buyer is Solvent as of the date of this Agreement and, assuming the satisfaction of the condition to Seller’s and the Company’s obligation to consummate the transactions contemplated hereby, Buyer and each of the Group Companies (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, Funded Indebtedness, Unpaid Seller Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and immediately after the Closing.

Section 5.8 Acknowledgment and Representations by Buyer. Subject to Fraud, Buyer acknowledges and agrees that, it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to all information about the Group Companies and their respective businesses and operations as Buyer and its representatives and advisors have requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller set forth in this Agreement, the other Transaction Documents and the certificates and other instruments delivered pursuant hereto and thereto, and Buyer acknowledges that, other than as set forth in this Agreement, the other Transaction Documents, and in the certificates or other instruments delivered pursuant hereto and thereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. Nothing contained in this Section 5.8 shall in any manner limit or restrict a claim for Fraud.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) Except as contemplated by this Agreement or in Schedule 6.1(a), from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (i) use its commercially reasonable efforts to operate in the ordinary course of business (including any conduct that is reasonably related, complementary or incidental thereto), it being acknowledged and provided that the Company may determine that it needs to take measures or will sustain impacts on its business as a result of COVID-19 that is outside of the control of the Company or its Affiliates and is outside the ordinary course of business of the Group Companies, and notwithstanding the foregoing, the Company may take all reasonable measures in response to COVID-19 that the Company determines are reasonably necessary to preserve its business or the health and safety of any Group Company’s employees if such reasonable measures are consistent with the COVID-19 Measures and prior to taking such action, the Company notifies

Buyer of such proposed action and consults with Buyer in good faith, (ii) not take or omit to take any action which would have or result in, individually or in the aggregate, a Company Material Adverse Effect, and (iii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1(a) or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause each of the other Group Companies not to:

(i) effect any recapitalization, reclassification, distribution, or combination or like change in its capitalization or incorporation, or change its form of legal entity;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any equity interests or grant any option or issue any warrant to purchase or subscribe for any such securities or issue any securities convertible into such securities;

(iii) subject any portion of its properties or assets to any Lien, except for Permitted Liens or other Liens that will be released prior to Closing;

(iv) sell, assign or transfer any assets with a fair market value [***] except in the ordinary course of business or sales of obsolete assets or assets with de minimis or no book value;

(v) sell, license, assign, transfer, abandon, allow to lapse or otherwise dispose of any Company Intellectual Property Rights, except for non-exclusive licenses granted in the ordinary course of business;

(vi) make any capital investment in, any capital expenditure or any loan to, any other Person, in each case, in excess of [***] except in the ordinary course of business consistent with the budgeted capital expenditures of the Group Companies or pursuant to any existing agreement, in ease case made available to Buyer prior to the date hereof;

(vii) (a) amend or authorize the amendment of its Governing Documents, (b) create, form or dissolve any Subsidiaries or (c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(viii) enter into, amend or terminate any contract that is or would constitute a Material Contract or Material Lease if entered into prior to the date hereof (other than purchase and sale orders received by the Group Companies or add-on items for new customers, discounts on sale orders and other standard adjustments to Material Contracts in the ordinary course of business, in each case, as described on Schedule 3.7);

(ix) declare, set aside or pay any non-cash dividends or distributions;

(x) incur any indebtedness (other than Funded Indebtedness that can be fully satisfied and repaid at or prior to Closing), or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person or any other indebtedness (other than Funded Indebtedness that can be fully satisfied and repaid at or prior to Closing), except for accounts payable incurred in the ordinary course of business and indebtedness incurred in the ordinary course of business pursuant to the Credit Facilities;

(xi) incur any Funded Indebtedness in excess of [***] provided such Funded Indebtedness can be fully satisfied and repaid at or prior to Closing;

(xii) merge into, consolidate with, or sell assets with a fair market value exceeding [***] to any other Person, make any acquisition of any capital stock or assets with a fair market value exceeding [***] or business of any other Person (whether by merger, stock or asset purchase or otherwise), or permit any other Person to be merged or consolidated with it;

(xiii) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or assets with a fair market value exceeding [***] of any business or any corporation, partnership, association, Person or other business organization or division thereof of any other Person;

(xiv) (x) settle any Proceeding pending or threatened against the Company or any of its Subsidiaries (a) in excess of [***], (b) that results in any limitation on the conduct of the businesses of any of the Group Companies or any of their Affiliates or (c) pursuant to which the Company or any Subsidiary is subject to an injunction, specific performance or other equitable remedy, or (y) initiate any Proceedings;

(xv) make, change or revoke any material Tax election; change or revoke any method of Tax accounting or adopt any material method of Tax accounting; file any amended income or other material Tax Return, enter into any closing agreement with any Governmental Entity; settle any material Tax claim or assessment; or prepare or file any Tax Return in a manner materially inconsistent with past practice;

(xvi) implement any layoffs affecting five (5) or more employees, place five (5) or more employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of five (5) or more employees;

(xvii) (x) make any change in its Accounting Principles or the methods by which such principles are applied for financial reporting purposes, (y) write-down or write-up, in any material respect, the value of any asset, or, other than in the ordinary course of business, write-off any accounts receivable or notes receivable or (z) accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable, in each case in the ordinary course of business;

(xviii) negotiate, enter into, amend or extend any collective bargaining agreement or other contractual obligation with a Union;

(xix) except as otherwise required by law or by the terms of any Employee Benefit Plan set forth on Schedule 3.10(a): (A) increase the compensation or benefits to be provided to any director, manager, officer, employee, individual independent contractor or other individual service provider (other than any increase adopted in the ordinary course of business in respect of the compensation of any non-officer employee whose annual base compensation does not exceed [***] after giving effect to such increase) or taken any action with respect to the grant of any severance or termination pay; (B) hire, engage, or terminate (other than a termination for cause) the employment or engagement of any employee, director, manager, officer, individual independent contractor or other individual service provider with annual compensation in excess of [***], other than replacements for individual who had annual compensation not in excess of [***] and have left the Company, provided that the Company notifies Buyer and consults with Buyer in good faith with respect to the replacement of such individuals; or (C) establish, adopt, enter into or amend any Employee Benefit Plan or any individual employment, individual consulting, retention, change in control bonus or severance agreement, or accelerate the time of payment, vesting or funding of any compensation or benefits under any Employee Benefit Plan; or

(xx) authorize, commit or agree to take or do, whether in writing or otherwise, any of the actions specified in this Section 6.1(a).

(b) From and after 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date, neither Seller nor any Group Company shall cause any Cash and Cash Equivalents to be used outside of the ordinary course of business, including to reduce the amount of Indebtedness or Seller Expenses, provided, however that after the date hereof until 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date, the Seller or any Group Company may cause any Cash and Cash Equivalents to be used to reduce Indebtedness or Seller Expenses.

(c) The parties shall use commercially reasonable efforts to open an escrow account pursuant to the Escrow Agreement on or prior to the Closing Date, and to provide the escrow agent with all required know your customer and other diligence information reasonably requested by the escrow agent in connection therewith.

(d) During the period beginning on the date hereof and until the earlier of (i) the termination of this Agreement or (ii) the Closing, the Group Companies shall, and shall cause their respective directors and officers to, use reasonable best efforts to implement the employee hiring plan designed by the Group Companies and made available to Buyer prior to the date hereof.

Section 6.2 Access to Information. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, each Group Company shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information shall be treated as confidential information [***]. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither Seller nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives that portion of any information (i) to the extent related to the sale or divestiture process conducted by Seller or its Affiliates for the Group Companies vis-à-vis any Person other than Buyer and its Affiliates, or Seller’s or its Affiliates’ (or their representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) the sharing of which would violate any law to which Seller or any of its Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (iii) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iv) if Seller reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature; provided, however, that the Group Companies shall, in the case of clauses (ii) and (iv), to the extent permissible under applicable Law, share such information via a “clean room” or on an outside counsel basis.

Section 6.3 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Seller and Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all reasonable things reasonably necessary and proper under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7 and obtaining consents of all Governmental Entities necessary to consummate the transactions contemplated hereby). The HSR Act filing fee will be paid by Buyer. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act (which filing shall specifically request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Buyer and Seller shall use its reasonable best efforts to obtain all necessary and appropriate consents, approvals, waivers, actions, non-actions, or other authorizations from Governmental Entities, with respect to any antitrust clearance under the HSR Act and any foreign antitrust laws, as promptly as reasonably practicable, and in any event prior to Closing, and that any conditions set forth in or established by any such consents, clearances, approvals, waivers, actions, or non-actions or other authorizations from Governmental Entities are satisfied on or prior to Closing Date.

(b) Notwithstanding the foregoing, nothing in this Section 6.3 or otherwise in this Agreement shall require Buyer or any of its Affiliates to: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by Order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Buyer or its Subsidiaries or Affiliates (including such properties, assets, or operations of the Business and the Company), or otherwise offer or offer to commit to any action, non-action, condition or conduct requirement (including those that limit Buyer’s or its Subsidiaries’ or Affiliates’ freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Buyer or its Subsidiaries or Affiliates (including such properties, assets, or operations of the Business and the Group Companies)), (ii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or its Subsidiaries or Affiliates (including such properties, assets, or operations of the Business and the Group Companies), (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or its Subsidiaries or Affiliates (including such properties, assets, or operations of the Business and the Company) or (iv) enter or offer to enter into agreements and stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (i) through (iii). Seller shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment, or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing, or scheduling, except as specifically requested by or agreed with Buyer.

(c) In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d) Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(e) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Seller and the Company (and their respective controlled Affiliates) and Buyer and its controlled Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; it being understood and agreed that Buyer’s or its Affiliates’ consideration of, entry into and/or consummation of a De-SPAC Transaction (and entry into any related documents, including any De-SPAC Transaction Documents), and the transactions related thereto, shall not be a violation of this sentence.

Section 6.4 Public Announcements. Buyer, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that, the Parties agree to issue a mutually agreeable press release or public statement regarding the transactions contemplated by this Agreement [***]; provided further, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any Law or regulation, it being understood and agreed that, to the extent reasonably practicable, each Party shall provide the other Parties with copies of any such announcement in advance of such issuance and consider in good faith any comments received by the other Party; and provided further that the foregoing shall not restrict Buyer or its Affiliates from making any statements or disclosures in connection with a De-SPAC Transaction, including in any De-SPAC Transaction Documents. [***]. Notwithstanding anything to the contrary in this Section 6.4, Buyer and its Affiliates may disclose information about the subject matter of this Agreement in connection with a potential De-SPAC Transaction and related transactions to the counterparties thereto subject to applicable non-disclosure and confidentiality obligations, including to their and any counterparty’s respective advisors, counsel, representatives and agents and as is otherwise reasonably necessary in connection with any filings or other statements to be made by Buyer, its Affiliates or the relevant counterparty to the De-SPAC Transaction in connection with the De-SPAC Transaction or De-SPAC Transaction Documents.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors and officers of each Group Company, as provided in the Group Companies’ Governing Documents in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Buyer shall cause the Group Companies (on their own or on Seller’s behalf) to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors and officers of Seller or any Group Company, unless such modification is required by applicable law.

(b) Without limiting any additional rights that any director, officer, fiduciary, trustee or agent may have under any agreement, arrangement, Employee Benefit Plan or under any Group Company’s Governing Documents, from and after the Closing Date, Buyer shall cause the applicable Group Company, to the fullest extent permitted under applicable Law as in effect from time to time, to indemnify and hold harmless each present and former director, officer, fiduciary, trustee or agent of any Group Company against any and all losses in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was a director, officer, fiduciary, trustee or agent of any Group Company or arising out of actions taken (or failed to be taken) by such Person at the request of any Group Company with respect to any matters occurring prior to the Closing Date, in each case, to the extent, and consistent with, the provisions set forth in the Group Companies’ Governing Documents or any indemnification agreements in effect as of the date hereof, made available to Buyer prior to the date hereof, including, to the extent provided therein, with respect to any and all such losses arising out of or relating to this Agreement or the transactions contemplated hereby, for a period of six (6) years after the Closing Date. The Buyer or the Group Companies shall promptly advance expenses to any such director, officer, fiduciary, trustee or agent of any Group Company, as incurred, to the fullest extent permitted under applicable law as in effect from time to time, to the extent, and consistent with, the provisions set forth in the Group Companies’ Governing Documents or any indemnification agreements in effect as of the date hereof, made available to Buyer prior to the date hereof. Neither the Buyer nor any Group Company shall settle, compromise or consent to the entry of any judgment in any actual or threatened Proceeding or investigation in respect of which indemnification has been sought by a Person hereunder unless such settlement, compromise or judgment includes an unconditional release of such Person from all liability arising out of such Proceeding or investigation. Neither Buyer nor any Group Company shall have any obligation hereunder to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Group Companies may purchase, prior to the Closing a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing at a cost borne equally by Seller and Buyer. Such a policy shall provide coverage that is at least equal to the coverage provided under Seller’s or the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(d) Buyer agrees, and will cause the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.5. If Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.5; provided that neither Buyer nor such Group Company shall be relieved from such obligation.

(e) The directors, officers, fiduciaries, trustees and agents of Seller and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

Section 6.6 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither Seller nor the Company shall take, nor shall either authorize or permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents (collectively, the “Company Representatives”) to: (i) solicit, initiate, enter into, participate in or continue any discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company, an Affiliate, a third party, a Company Representative or otherwise), other than Buyer or its Affiliates, relating to an Acquisition Transaction; (ii) provide non-public information or documentation with respect to any Group Company to any Person, other than Buyer or its Affiliates or its or their representatives, relating to an Acquisition Transaction; (iii) encourage the submission of or take any action to facilitate any inquiries or the making of an Acquisition Transaction or (iv) enter into any agreement, letter of intent, agreement in principal, or any definitive agreement with any Person, other than Buyer or its Affiliates effecting an Acquisition Transaction. The Company shall immediately cease all discussions, negotiations and other activities described in the immediately preceding sentence to the extent they are occurring or have occurred on or prior to the date hereof. The term “Acquisition Transaction” means any proposal, transaction or offer by a Person (other than Buyer): (a) for any merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction directly or indirectly involving the Company, its Subsidiaries or its equityholders pursuant to which the equityholders of the Company or any Group Company immediately preceding such transaction hold less than eighty-five percent (85%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (b) for any initial public offering or private placement of securities of the Company; (c) a merger or consolidation with a special purpose acquisition company or its subsidiary; (d) for the acquisition or exchange of any material assets of the Group Companies (other than any such transactions in the ordinary course of the Company’s business, but which in any event do not exceed 10% of the Group Companies’ consolidated assets or revenues, individually or in the aggregate); or (e) for any transaction similar to, or having a similar effect as, any of the transactions described in the foregoing clauses (a), (b), (c) or (d); and in any of the preceding clauses, in one transaction or in a series of transactions.

Section 6.7 Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh anniversary of the Closing Date, retain all material books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date in a manner that is consistent with the ordinary course document retention policies of the Buyer, and to make the applicable portion of the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice to the extent such materials are necessary or useful in connection with any financial or tax audits or filings.

Section 6.8 Contact with Customers, Suppliers and Other Business Relations.

During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any material customer or supplier of any Group Company if the purpose of such discussions is to discuss the Business or the transactions contemplated by this Agreement without the prior consent of, or coordination with, Seller; provided, that, in no event shall the foregoing prohibit or restrict Buyer or any of its Affiliates, agents, employees or other representatives from operating in the ordinary course of business, including contacting or engaging in business relationships with any Person unrelated to the Business.

Section 6.9 Employee Benefit Matters. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (or, if shorter, the applicable Continuing Employee’s period of employment), Buyer shall provide employees of each Group Company who are employed by the Group Companies on the Closing Date (the “Continuing Employees”) with base salary or base wages and cash bonus opportunities (excluding, for the avoidance of doubt, equity-based compensation, long-term incentives, and transaction and retention bonus opportunities) that are no less favorable in the aggregate than those being provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially comparable in the aggregate to the Employee Benefit Plans and any other benefits, plans, programs, policies, agreements, or arrangements maintained by Seller and the Group Companies as of the Closing (including severance, but for the avoidance of doubt, excluding equity-based compensation, long-term incentives, and transaction- and retention-related benefits). Buyer further agrees that, from and after the Closing Date, Buyer shall grant Continuing Employees credit for any service with any Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or a Group Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”), without duplication of benefits. In addition, Buyer hereby agrees that Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any third-party beneficiary or other right to enforce the provisions of this Section 6.9 or any right to employment or continued employment for any period or continued receipt of any specific employee benefit or any term or condition of employment, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Buyer agrees that Buyer and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Nothing in this Section 6.9 shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any employee at any time or to amend or terminate any benefit or compensation plan. Notwithstanding the foregoing, nothing herein shall prevent Buyer or any of its Affiliates (including any Group Company) from adjusting the compensation or benefits of any Continuing Employee if the Buyer or its Affiliate (as applicable) deems, in its reasonable judgment, that such adjustments are necessary due to the business impact of COVID-19 and consistent with the treatment of Buyer’s similarly situated current employees.

Section 6.10 Transfer Taxes. All transfer, sales, use, value added, excise, stamp, recording, registration and any and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) that are imposed on any of the Parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be [***]. All necessary Tax Returns and other documentation with respect to any Transfer Taxes shall be [***] in the execution of any such Tax Returns and other documentation.

Section 6.11 Debt Payoff Letters. The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to (a) obtain from each holder of Closing Date Indebtedness that is Funded Indebtedness a payoff letter in a customary form (collectively, the “Debt Payoff Letters”) and (b) provide Buyer with a copy of such Debt Payoff Letters at least one Business Day prior to the Closing Date.

Section 6.12 Tax Matters.

(a) On the Closing Date, the Company shall deliver to Buyer a certificate in the form of Exhibit E attached hereto in compliance with Section 1.897-2(h) and 1.1445-2(c)(3)(i) of the Treasury Regulations, duly executed and acknowledged, certifying that no interest in the Company is a U.S. real property interest, as defined in Section 897 of the Code; provided, that [***].

(b) Buyer shall not make an election pursuant to Section 336 or 338 of the Code (or any corresponding providing of state, local, or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that an amount is paid or is payable to the Seller pursuant to this Agreement for the benefit of any service provider of the Group Companies and such amount may be subject to payroll and employment tax withholding under applicable law (e.g., such amounts are payable by the Seller to an employee or former employee of the Group Companies and those amount are treated as “wages” under Code Sections 3121, 3306, or 3402), then, at the written request and direction of the Seller (or otherwise at the Buyer’s discretion if required under applicable law), the Buyer shall, or shall cause the Group Companies to, pay such amounts through the applicable payroll system of the Buyer or the Group Companies and make all applicable employment and payroll tax withholding on such amounts in accordance with applicable law, provided that, if such amount has already been paid to the Seller, then the Seller agrees to promptly deliver to an account or accounts (as instructed by the Buyer) of one or more of the Buyer or the Group Companies such amount.

(d) Buyer shall (and shall cause the Group Companies to), and the Seller shall, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Agreement (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) The Buyer shall not take any action with respect to any of the Group Companies that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(f) In the case of any taxable period of any Group Company including but not ending on the Closing Date (each, a “Straddle Period”), for all purposes of this Agreement, any Taxes of the Group Companies for such period imposed on or with respect to income, sales, receipts or payments shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period beginning after the Closing Date based on a closing of the books as of the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) (provided that exemptions, allowances, deductions or other items that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated on the per diem basis), and in the case of any other Taxes, the amount of such Taxes apportioned to the portion of such period ending on the Closing Date shall equal the full amount of such Taxes for such period multiplied by the number of days in the portion of such period that ends on the Closing Date and divided by the total number of days in such period. Notwithstanding the foregoing, the Parties agree that all Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period to the extent allowed by applicable Law (at least at a “more likely than not” level of comfort, as determined by a “Big 4” accounting firm).

Section 6.13 R&W Insurance Policy. At or before the Closing, the Buyer shall use reasonable best efforts to obtain and bind the R&W Insurance Policy. The R&W Insurance Policy shall, if procured, provide that the insurer shall waive and not pursue any subrogation rights against the Seller, other than in the case of claims of, or causes of action arising from, Fraud. Buyer shall pay for all fees, costs and expenses due and payable under the R&W Insurance Policy.

Section 6.14 Termination of Affiliate Agreements. At or before the Closing, each Group Company shall take all actions necessary to terminate, or cause to be terminated, in full each contract or arrangement Notwithstanding anything to the contrary in this Agreement, to the extent that an amount is paid or is payable to the Seller pursuant to this Agreement for the benefit of any service provider of the Group Companies and such amount may be subject to payroll and employment tax withholding under applicable law (e.g., such amounts are payable by the Seller to an employee or former employee of the Group Companies and those amount are treated as “wages” under Code Sections 3121, 3306, or 3402), then, at the written request and direction of the Seller (or otherwise at the Buyer’s discretion if required under applicable law), the Buyer shall, or shall cause the Group Companies to, pay such amounts through the applicable payroll system of the Buyer or the Group Companies and make all applicable employment and payroll tax withholding on such amounts in accordance with applicable law, provided that, if such amount has already been paid to the Seller, then the Seller agrees to promptly deliver to an account or accounts (as instructed by the Buyer) of one or more of the Buyer or the Group Companies such amount., in each case, pursuant to documentation in form and substance reasonably acceptable to Buyer and providing that such contract and arrangements shall have no further force and effect and that the applicable member of the Group Company party thereto shall have no further liability or obligations thereunder. Prior to the Closing, the Company shall deliver to Buyer evidence satisfactory to Buyer of the termination of all such agreements, including Sponsor Agreements, effective as of the Closing, without any further action by the parties thereto and without any further liability of the Company or any other Group Company thereunder.

Section 6.15 Cooperation; Financial Statements.

(a) Prior to the Closing, each of Seller, the Company and their respective Affiliates shall use commercially reasonable efforts to provide to Buyer and its Affiliates, and shall use its commercially reasonable efforts to cause its representatives, including legal and accounting, to provide all cooperation reasonably requested by Buyer that is customary or reasonably necessary in connection with arranging, negotiating and consummating the De-SPAC Transaction or a debt financing in connection with the transactions contemplated by this Agreement (a “Debt Financing”), including: (i) preparing and furnishing to Buyer and its representatives as promptly as reasonably practicable with all available pertinent information and disclosures relating to the Group Companies (including their businesses, operations, financial projections and prospects) as may be reasonably requested by the Buyer, its Affiliates and their respective representatives to assist in preparation of the De-SPAC Transaction Documents or Debt Financing documents; (ii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to proxy/registration statement for the De-SPAC Transaction and participate in a reasonable number of management presentations, due diligence sessions and drafting sessions in connection with the De-SPAC Transaction or Debt Financing; provided that none of the Company’s officers, directors, managers, employees, equityholders or representatives shall otherwise be required to execute or adopt any certificate, document or instrument on behalf of the Buyer in connection with the De-SPAC Transaction or Debt Financing; (iii) requesting the Company’s independent auditors to cooperate with Buyer’s commercially reasonable efforts to obtain customary accountant’s consents and audit opinions (including any reissuance thereof) from the Company’s independent auditors; and (iv) furnishing Buyer and its Affiliates with the all documentation and other information reasonably requested by Buyer in connection with the De-SPAC Transaction or Debt Financing, including any documentation and other information required by Governmental Entities and the Required Information. Buyer shall indemnify and hold harmless the Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.15(a), except to the extent arising or resulting from such Persons’ gross negligence or willful misconduct. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.15(a). For the avoidance of doubt, other than in respect of any financial statements or other documents or information that has or would be prepared by the Company in the ordinary course, Buyer shall be responsible for all reasonable out-of-pocket costs, expenses and fees associated with the De-SPAC Transaction, De-SPAC Transaction Documents, the Debt Financing and any other reasonable out-of-pocket costs, expenses incurred by any Group Company in connection with this Section 6.15, including any reasonable out-of-pocket costs and expenses incurred by the Company to generate and deliver the Required Information to the extent such information is not already prepared as of the date hereof.

(b) The Company hereby consents to the use of the Company’s name, trademarks and logos in connection with the De-SPAC Transaction and Debt Financing in substantially the same manner currently being used. In connection with any De-SPAC Transaction Documents or Debt Financing documents prepared by Buyer or its Affiliates, the Company will, upon request of Buyer, use its commercially reasonable efforts to periodically update any information provided by the Company and to be included in such De-SPAC Transaction Documents or Debt Financing documents so that Buyer may ensure that such information, when taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(c) From the date hereof to the Closing Date, the Company shall furnish to Buyer as soon as practicable, but in no event later than the 45th day after the last day of the preceding fiscal quarter, the unaudited quarterly balance sheets, income statements, statements of cash flow and supporting documentation relating to the quality of earnings of the Company and its Subsidiaries (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such quarter and the results of operations during such quarter and for the elapsed portion of the Company’s fiscal year. The Company and its Subsidiaries will, upon the request and expense of Buyer, cause their independent auditors to review the Group Companies’ unaudited quarterly balance sheets, income statements and statements of cash flow and provide Buyer with the results thereof.

(d) Notwithstanding this Section 6.15 or anything else in this Agreement, subject to the occurrence of the Inside Date, Buyer affirms that (i) it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer undergo and consummates the De-SPAC Transactions or Debt Financing and (ii) Buyer shall not be entitled to terminate this Agreement as a result of the Company’s and the Seller’s breach of obligations under this Section 6.15 (other than a breach of Section 6.15(c)) if such breach (or breaches) is promptly cured, is otherwise immaterial or is not, and would not reasonably be expected to be, the primary cause of any failure, material delay or impairment on or to Buyer or its Affiliates’ ability to enter into, perform its obligations under or consummate a De-SPAC Transaction or Debt Financing.

Section 6.16 Releases. Effective as of the Closing, each of the Seller, and its Affiliates and their respective employees, officers, directors, Subsidiaries, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges each of the Group Companies, Buyer, SL, the current and former directors and officers of the foregoing and their respective Affiliates, and their and their Affiliates’ respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, members, managers, general or limited partners, or assignees (or any former, current, or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with any Group Company prior to the Closing.

Section 6.17 280G Matters. (A) At least five (5) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to solicit from each Person to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that would constitute “parachute payments” under Section 280G(b)(2) of the Code (each such Person, a “Disqualified Individual,” and such payments “Parachute Payments”) a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and (B) at least two (2) days prior to the Closing submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 6.17 for approval of the stockholders and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. At least fifteen (15) Business Days prior to the Closing Date, the Company shall provide Buyer and its counsel with a list of disqualified individuals (as defined in Section 280G(c) of the Code). At least ten (10) Business Days prior to the Closing Date, the Buyer will provide the Company with the information to be included in the calculations and disclosure related to arrangements to be entered into between Buyer or any of its Affiliates and any Disqualified Individual (“Buyer Arrangements”). At least seven (7) Business Days prior to the Closing, the Company shall finalize the calculation, and provide the waiver agreement and the disclosure statement prepared in connection with the actions contemplated by this Section 6.17 to Buyer for review and comment. If the information contained in the calculations is incorrect by reason of the information provided by Buyer in connection with the calculation and disclosure of the Buyer Arrangements, then the Company’s failure to include the Buyer Arrangements in the stockholder voting materials described in this Section 6.17 will not result in a breach of the covenants set forth in this Section 6.17.

Section 6.18 [***]. At the request of Buyer, at [***], the Company shall take all necessary actions to [***] contingent on the consummation of the transactions contemplated hereby, other than the final distribution of assets in connection such termination, with such termination to be effective prior to the Closing Date [***].

Section 6.19 Notification. From the date hereof until the Closing Date, each of the Company and the Seller, on the one hand, and Buyer, on the other hand, shall give prompt written notice to the other Parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any of the representations and warranties of the (i) Company set forth in ARTICLE 3, (ii) Seller set forth in ARTICLE 4 or (iii) Buyer in ARTICLE 5 to not be true and correct such that the condition to Closing set forth in Section 7.2(a) or Section 7.3(a), as applicable, would not be satisfied or (b) such Party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any Transaction Document such that the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable would not be satisfied.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Company, Buyer and Seller. The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no Order (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) (i) each of the representations and warranties of the Company set forth in ARTICLE 3 hereof and Seller set forth in ARTICLE 4 hereof (except for the Fundamental Representations, as defined below, and the representations and warranties in Section 3.7(a)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and to the extent the failure of any such representations and warranties to be true and correct as of such dates would not (disregarding all qualifications or limitations therein as to materiality or Company Material Adverse Effect) have a Company Material Adverse Effect; (ii) the representations and warranties in Section 3.7(a) (Absence of Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date and (iii) each of the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.16 (Brokers), Section 3.18

(Transactions with Affiliates), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.5 (Title to the Units; Ownership of Seller) (collectively, the “Fundamental Representations”) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of the specified date), except for de minimis inaccuracies.

(b) Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller and the Company under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, the Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company;

(d) the Escrow Agreement shall have been executed by Seller and the Escrow Agent; and

(e) from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 7.3 Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company and Seller of the following further conditions:

(a) the representations and warranties of Buyer set forth in ARTICLE 5 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, in each case, except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Buyer’s ability to consummate the Closing;

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, Buyer shall have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) the Escrow Agreement shall have been executed by Buyer and the Escrow Agent.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, if (i) any of the representations and warranties of the Company set forth in ARTICLE 3 or Seller set forth in ARTICLE 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied or (ii) Seller or any Group Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and such breach or breaches cannot be cured on or prior to the Termination Date, or, if curable, is not cured within 30 days after written notice thereof is delivered to Seller by Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Buyer is then in material breach of this Agreement;

(c) by Seller, if (i) any of the representations and warranties of Buyer set forth in ARTICLE 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and such breach or breaches cannot be cured on or prior to the Termination Date, or if curable, is [***] thereof is delivered to Buyer by Seller; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller or any Group Company is then in material breach of this Agreement;

(d) [***];

(e) by Seller, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the Seller or any Group Company is in breach of their respective representations, warranties, obligations or covenants under this Agreement; or

(f) by either Buyer or Seller, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this entire Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, the second sentence of Section 6.3(a), the last three sentences in Section 6.15(a) and ARTICLE 10 (and any defined terms associated therewith), and (b) any liability of any Party for Fraud or any willful and material breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the Closing if it is obligated to do so hereunder) prior to such termination.

ARTICLE 9

NON-SURVIVAL

Section 9.1 Non-Survival.

(a) Subject to Section 9.2, the representations, warranties, covenants and agreements of any of the Company, the Seller and Buyer (each of the foregoing, a “Specified Party”) in this Agreement, any other Transaction Document, or in any other document contemplated hereby or thereby, or in any certificate delivered hereunder or thereunder, shall terminate effective immediately at the Closing, except the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing in accordance with their terms (or until fully performed in accordance with this Agreement) (including, for avoidance of doubt, the Non-Competition Agreements and Non-Solicitation Agreements). Except in the case of Fraud, the Parties hereto acknowledge and agree that from and after the Closing, no Party hereto (or any of their respective Affiliates) shall be permitted to make, and no Specified Party (or any of their respective Affiliates) shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by a Specified Party on or prior to the Closing or for detrimental reliance or any other right or remedy (whether in contract, in tort or at law or in equity). In furtherance of the foregoing, from and after the Closing, except in the case of Fraud, each of Buyer, on the one hand, and Seller on the other hand, hereby waives (on behalf of itself, each of their respective controlled Affiliates and each of its representatives), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) relating to, in the case of Buyer, the Seller, or any of its businesses, in the case of Seller, Buyer, the Group Companies or any of their respective businesses, or, in either case, relating to the subject matter of this Agreement or any other document contemplated hereby, or the transactions contemplated hereby, in each case, whether or not arising under, or based upon, any law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) (other than, and solely with respect to and solely to the extent of, any of the covenants that survive the Closing in this Agreement or any other Transaction Document or in any other document contemplated hereby or thereby (including, for avoidance of doubt, the Non-Competition Agreements and Non-Solicitation Agreements), accordance with this ARTICLE 9). Except in the case of Fraud, the rights and claims waived pursuant to the immediately preceding sentence, include, to the fullest extent permitted under applicable Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. Nothing contained in this ARTICLE 9 shall in any manner limit or restrict a claim for (i) Fraud, (ii) Buyer’s liability for failure to pay the amounts required under this Agreement, including the Purchase Price, and any other amounts contemplated by the Escrow Agreement, to the extent owing pursuant to the terms of this Agreement, (iii) recovery under the R&W Insurance Policy or (iv) recovery under the Non-Competition Agreements and Non-Solicitation Agreements.

(b) Except in the case of Fraud, Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, that Buyer and its representatives have been provided access to the properties, records and personnel of the Company for this purpose, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely and exclusively on the representations and warranties of the Company and the Seller expressly and specifically set forth in ARTICLE 3 and ARTICLE 4, as qualified by the Schedules attached hereto and the other representations and warranties set forth in the other Transaction Documents, including any certificate delivered hereunder or thereunder. Such representations and warranties by the Seller and the Company, constitute the sole and exclusive representations and warranties of the Seller and the Company to Buyer in connection with the transactions contemplated hereby and thereby, and, except in the case of Fraud, Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the Company’s assets) are specifically disclaimed by the Company and the Seller and none of the Company or the Seller or any other Person makes or has made any representation or warranty, contractual or legal, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to the Buyer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER), NONE OF THE SELLER, THE COMPANY OR THEIR SUBSIDIARIES MAKES OR PROVIDES, AND BUYER, EXCEPT IN THE CASE OF FRAUD, HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S ASSETS OR ANY PART THEREOF. In connection with Buyer’s investigation of the Company, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it or made available to it or any of its agents, representatives, lenders or Affiliates, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Accordingly, Buyer hereby acknowledges that, except as expressly provided in this Agreement and the other Transaction Documents (including any certificate delivered hereunder or thereunder), none of the Company, the Seller, nor any of their respective Affiliates, officers, directors, employees, partners, members, agents, attorneys, representatives, successors or permitted assigns is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that, except for the representations and warranties in this Agreement, and the other representations and warranties set forth in the other Transaction Documents (including any certificate delivered hereunder or thereunder), Buyer has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans.

Section 9.2 Non-Recourse. Without limiting the generality of Section 9.1 each Party hereto agrees, on behalf of itself and its controlled Affiliates, that, except in the case of Fraud, all proceedings, claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (a) this Agreement, any other Transaction Document, or any other agreement referenced herein or therein, or the transactions contemplated hereby or thereby, including any certificate delivered hereunder or thereunder, (b) the negotiation, execution or performance this Agreement, any other Transaction Document or any other agreement referenced herein or therein, or the transactions contemplated hereby or thereby including any certificate delivered hereunder or thereunder (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other Transaction Document), or (c) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein, including any certificate delivered hereunder or thereunder, in each case, may be made only against (and are those solely of) the Persons that are expressly identified herein or therein as Parties to hereto or thereto and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein, including any certificate delivered hereunder or thereunder or otherwise to the contrary, except in the case of Fraud, each Party hereto covenants, agrees and acknowledges, on behalf of itself and its respective controlled Affiliates, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein, or in any other document contemplated hereby or thereby, including in any certificate delivered hereunder or thereunder shall be sought or had against any other Person who is not a Party hereto or thereto and, except in the case of Fraud, no other such Person shall have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (c), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (c), in each case, except for claims that any Party hereto may assert against another Party hereto solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment; Amendment. This Agreement, together with the Transaction Documents, Confidentiality Agreement, all Exhibits and Schedules hereto and thereto, and any certificate delivered hereunder or thereunder as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof [***], (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Buyer and Seller and any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void; provided, that (a) Buyer may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any liability or obligations hereunder and (b) Buyer may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or equity interests or designate such purchaser to perform its obligations hereunder. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller (on behalf of itself and the Company). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or E-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or Company (after the Closing):

ServiceMax, Inc.

4450 Rosewood Dr. #200

Pleasanton, CA 94588

Attention: [***]

[***]

E-mail:     [***]

with a copy (which shall not constitute notice to Buyer) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: [***]

E-mail:     [***]

To Seller or Company (prior to the Closing):

Liquid Fire Holdings, LLC

c/o Luminate Capital Partners, LP

1 Letterman Drive CM 500

San Francisco, CA 94129

Attention: [***]

[***]

Email:      [***]

[***]

with a copy (which shall not constitute notice to Seller) to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: [***]

[***]

Facsimile: [***]

E-mail:     [***]

[***]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, the fees and expenses to be borne by Buyer in accordance with Section 6.3 and Section 6.5), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated and the Closing occurs, [***]. For the avoidance of doubt, [***].

Section 10.5 Construction. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 10.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to any other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face and without need to examine the underlying documentation. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5 and ARTICLE 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Extension; Waiver. At any time prior to the Closing, Seller may, on behalf of itself and the Company, (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto, or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto, or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement (other than Section 9.2) is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision of this Agreement (other than Section 9.2) is invalid, illegal or unenforceable under applicable law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.12 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.13 Remedies. The Parties acknowledge and agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. The Parties acknowledge and agree that (i) the other Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which such other parties are entitled under this Agreement, (ii) the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance, or other equitable relief and (iii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 10.14 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby (i) waives, on its own behalf and agrees to cause its controlled Affiliates to waive, waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between a Group Company and Seller or one of its Affiliates, Kirkland & Ellis LLP may represent Seller or its Affiliates (which will no longer include the Group Companies) in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Group Company and even though Kirkland & Ellis LLP may have represented a Group Company in a matter substantially related to such dispute. In addition, all communications involving attorney-client confidences between the Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not, without Seller’s consent, have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (c) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.

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IN WITNESS WHEREOF, each of the Parties has caused this Unit Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER:

LIQUID FIRE HOLDINGS, LLC

By:	[***]
Name: [***]
Title: [***]

COMPANY:

LIQUID FIRE INTERMEDIATE HOLDINGS, LLC

By:	[***]
Name: [***]
Title: [***]

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

BUYER:

SERVICEMAX, INC.

By:	[***]
Name: [***]
Title: [***]

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT